Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
F-i

Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Direct Digital Holdings, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Direct Digital Holdings, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ (deficit) equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant disruption in its sell-side business and, among other things, has limited funds to meet certain upcoming obligations which, collectively, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, P.C.
We have served as the Company’s auditor since 2024.
New York, New York
March 27, 2025, except for the effects of the reverse stock split described in Note 2, as to which the date is February 4, 2026

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,445	$5,116
Accounts receivable, net of provision for credit losses of $978 and $344	4,973	37,207
Prepaid expenses and other current assets	2,117	759
Total current assets	8,535	43,082
Property, equipment and software, net	341	599
Goodwill	6,520	6,520
Intangible assets, net	9,730	11,684
Deferred tax asset, net	—	6,132
Operating lease right-of-use assets	832	788
Other long-term assets	48	130
Total assets	$26,006	$68,935
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$7,657	$33,926
Accrued liabilities	1,257	3,816
Liability related to tax receivable agreement, current portion	41	41
Current maturities of long-term debt	3,700	1,478
Deferred revenues	507	381
Operating lease liabilities, current portion	188	126
Income taxes payable	—	34
Total current liabilities	13,350	39,802
Long-term debt, net of current portion, deferred financing cost and debt discount	31,603	28,578
Liability related to tax receivable agreement, net of current portion	—	5,201
Operating lease liabilities, net of current portion	783	773
Total liabilities	45,736	74,354
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ DEFICIT
Class A Common Stock, $0.001 par value per share, 160,000,000 shares authorized, 99,100 and 63,250 shares issued and outstanding, respectively	—	—
Class B Common Stock, $0.001 par value per share, 20,000,000 shares authorized, 197,600 shares issued and outstanding	—	—
Additional paid-in capital	3,786	3,081
Accumulated deficit	(8,774)	(2,538)
Noncontrolling interest	(14,742)	(5,962)
Total stockholders’ deficit	(19,730)	(5,419)
Total liabilities and stockholders’ deficit	$26,006	$68,935
See accompanying notes to the consolidated financial statements.

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)

	For the Year Ended December 31,
	2024	2023
Revenues
Sell-side advertising	$35,660	$122,434
Buy-side advertising	26,628	34,676
Total revenues	62,288	157,110
Cost of revenues
Sell-side advertising	34,063	105,733
Buy-side advertising	10,834	13,803
Total cost of revenues	44,897	119,536
Gross profit	17,391	37,574
Operating expenses
Compensation, taxes and benefits	16,402	17,730
General and administrative	14,222	13,199
Other expense	—	8,830
Total operating expenses	30,624	39,759
Loss from operations	(13,233)	(2,185)
Other income (expense)
Other income	199	256
Revaluation of tax receivable agreement liability	—	331
Loss on early termination of line of credit	—	(300)
Derecognition of tax receivable agreement liability	5,201	—
Commitment shares and expenses for Equity Reserve Facility	(532)	—
Interest expense	(5,410)	(4,378)
Total other expense, net	(542)	(4,091)
Loss before income taxes	(13,775)	(6,276)
Income tax expense	6,132	568
Net loss	$(19,907)	$(6,844)
Net loss attributable to noncontrolling interest	(13,671)	(4,650)
Net loss attributable to Direct Digital Holdings, Inc.	$(6,236)	$(2,194)
Net loss per common share attributable to Direct Digital Holdings, Inc.:
Basic	$(91.26)	$(40.40)
Diluted	$(91.26)	$(40.40)
Weighted-average number of shares of common stock outstanding:
Basic	68	54
Diluted	68	54
See accompanying notes to the consolidated financial statements.

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
(in thousands except share data)

	Common Stock					Accumulated Deficit	Noncontrolling Interest	Stockholders’ (Deficit) Equity
	Class A		Class B
	Units	Amount	Units	Amount	APIC
Balance, January 1, 2023	52,727	$—	205,055	$—	$2,625	$(344)	$3,314	$5,595
Stock-based compensation	—	—	—	—	706	—	—	706
Issuance related to vesting of restricted stock units, net of tax withholdings	1,638	—	—	—	—	—	—	—
Warrants exercised	1,287	—	—	—	122	—	—	122
Stock options exercised	143	—	—	—	29	—	—	29
Conversion of Class B to Class A Common Stock	7,455	—	(7,455)	—	145	—	(145)	—
Acquisition and redemption of warrants, including expenses and related items	—	—	—	—	(3,540)	—	—	(3,540)
Additional paid-in capital related to tax receivable agreement	—	—	—	—	250	—	—	250
Distributions to holders of LLC Units	—	—	—	—	—	—	(1,737)	(1,737)
Net loss	—	—	—	—	—	(2,194)	(4,650)	(6,844)
Noncontrolling interest rebalancing	—	—	—	—	2,744	—	(2,744)	—
Balance, December 31, 2023	63,250	$—	197,600	$—	$3,081	$(2,538)	$(5,962)	$(5,419)
Stock-based compensation	—	—	—	—	1,552	—	—	1,552
Issuance related to vesting of restricted stock units, net of tax withholdings	3,776	—	—	—	(327)	—	—	(327)
Warrants exercised	711	—	—	—	215	—	—	215
Stock options exercised	228	—	—	—	92	—	—	92
Issuance of stock in lieu of cash bonus, net of tax withholdings	1,267	—	—	—	906	—	—	906
Commitment shares issued in connection with the Equity Reserve Facility	1,141	—	—	—	150	—	—	150
Issuance pursuant to the Equity Reserve Facility	28,727	—	—	—	3,008	—	—	3,008
Net loss	—	—	—	—	—	(6,236)	(13,671)	(19,907)
Noncontrolling interest rebalancing	—	—	—	—	(4,891)	—	4,891	—
Balance, December 31, 2024	99,100	$—	197,600	$—	$3,786	$(8,774)	$(14,742)	$(19,730)
See accompanying notes to the consolidated financial statements.

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended December 31,
	2024	2023
Cash Flows (Used In) Provided By Operating Activities:
Net loss	$(19,907)	$(6,844)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of deferred financing cost and debt discount	1,092	615
Amortization of intangible assets	1,954	1,954
Reduction in carrying amount of right-of-use assets	156	164
Depreciation and amortization of property, equipment and software	275	253
Stock-based compensation	1,552	706
Deferred income taxes	6,132	568
Derecognition of tax receivable agreement liability	(5,201)	—
Revaluation of tax receivable agreement liability	—	(331)
Loss on early termination of line of credit	—	300
Commitment shares and expenses for Equity Reserve Facility	532	—
Provision for credit losses/bad debt expense	619	422
Changes in operating assets and liabilities:
Accounts receivable	31,615	(11,275)
Prepaid expenses and other assets	(60)	201
Accounts payable	(26,269)	16,231
Accrued liabilities and TRA payable	(1,103)	(8)
Income taxes payable	(34)	(140)
Deferred revenues	126	(166)
Operating lease liability	(127)	(92)
Net cash (used in) provided by operating activities	(8,648)	2,558
Cash Flows Used In Investing Activities:
Cash paid for capitalized software and property and equipment	(17)	(178)
Net cash used in investing activities	(17)	(178)
Cash Flows Provided by (Used In) Financing Activities:
Proceeds from note payable	4,000	3,516
Payments on term loan	(373)	(677)
Proceeds from lines of credit	6,700	5,000
Payments on lines of credit	(6,000)	(2,000)
Payment of expenses for Equity Reserve Facility	(382)	—
Payment of deferred financing cost	(26)	(576)
Proceeds from issuance of Class A Common Stock	1,646	—
Acquisition and redemption of warrants, including expenses	—	(3,540)
Payment of tax related to shares withheld upon vesting	(878)	—
Proceeds from options exercised	92	29
Proceeds from warrants exercised	215	122
Distributions to holders of LLC Units	—	(3,185)
Net cash provided by (used in) financing activities	4,994	(1,311)
Net (decrease) increase in cash and cash equivalents	(3,671)	1,069
Cash and cash equivalents, beginning of the period	5,116	4,047
Cash and cash equivalents, end of the period	$1,445	$5,116
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$388	$361
Cash paid for interest	$4,300	$3,736
Non-cash Activities:
Common stock issued for subscription receivable	$1,362	$—
Funding of interest reserve through debt	$2,000	$—
Accrued term loan exit fee	$3,000	$—
Issuance of stock in lieu of cash bonus, net of tax withholdings	$906	$—
Financed insurance premiums	$129	$—
Outside basis difference in partnership	$—	$1,536
Tax receivable agreement payable to Direct Digital Management, LLC	$—	$1,286
Tax benefit on tax receivable agreement	$—	$250
See accompanying notes to the consolidated financial statements.

Exhibit 99.1
Note 1 — Organization and Description of Business
Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021 and headquartered in Houston, Texas, together with its subsidiaries, is an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies and middle market businesses deliver successful marketing results that drive return on investment (“ROI”) across both the sell- and buy-side of the digital advertising ecosystem. Direct Digital Holdings, Inc. is the holding company for Direct Digital Holdings, LLC (“DDH LLC”), the business formed by the Company’s founders in 2018 through acquisitions of Colossus Media, LLC (“Colossus Media”) and Huddled Masses, LLC (“Huddled Masses®” or “Huddled Masses”). Colossus Media operates the Company’s proprietary sell-side programmatic platform (“SSP”) operating under the trademarked banner of Colossus SSPTM (“Colossus SSP”). In September 2020, DDH LLC acquired Orange142, LLC (“Orange 142”) to further bolster its overall programmatic buy-side advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, Direct Digital Holdings, Inc. completed an initial public offering of its securities and, together with DDH LLC, effected a series of transactions (together, the “Organizational Transactions”) whereby Direct Digital Holdings, Inc. became the sole managing member of DDH LLC, the holder of 100% of the voting interests of DDH LLC and the holder of 19.7% of the economic interests of DDH LLC, commonly referred to as an “Up-C” structure. (See Note 6 — Related Party Transactions). In October 2024, the Company announced the unification of its buy-side businesses, Orange 142 and Huddled Masses. In these consolidated financial statements, the “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us” and “our” refer to Direct Digital Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including DDH LLC and, unless otherwise stated, its subsidiaries. All of the subsidiaries are incorporated in the state of Delaware, except for DDH LLC, which was formed under the laws of the State of Texas.
Direct Digital Holdings, Inc. owns 100% of the voting interest in DDH LLC and as of December 31, 2024, it owns 33.4% of the economic interest in DDH LLC. See further discussion of the Up-C structure in Note 6 — Related Party Transactions of our consolidated financial statements. DDH LLC was formed on June 21, 2018 and acquired by DDH on February 15, 2022 in connection with the Organizational Transactions. DDH LLC’s wholly-owned subsidiaries are as follows:

Subsidiary	Business Segment	Date of Formation	Date of Acquisition
Colossus Media, LLC	Sell-side	September 8, 2017	June 21, 2018
Orange142, LLC	Buy-side	March 6, 2013	September 30, 2020
Huddled Masses, LLC	Buy-side	November 13, 2012	June 21, 2018
Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes an advertising platform that automates the sale of ad inventory between advertisers and marketers. Our platform is intended to help brands, media holding companies, independent agencies or emerging businesses reach audiences, curated creators and publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV (“CTV”). Our platform offers advertising inventory and creator content that is intended to align with brands, media holding companies and mid-market agencies focusing on key growth audiences.
Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple demand side platforms (“DSPs”), across multiple industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native including programmatic, search, social, influencer marketing and audio advertisements that are delivered both at scale and on a highly targeted basis.

Exhibit 99.1
Providing both the front-end, buy-side operations coupled with the Company’s proprietary sell-side operations is intended to enable the Company to curate the first through the last mile in the ad tech ecosystem execution process to drive higher results.
Note 2 — Basis of Presentation and Consolidation and Summary of Significant Accounting Policies
Basis of presentation and consolidation
The Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect the financial position, results of operations and cash flows for all periods presented. The consolidated financial statements include the accounts of Direct Digital Holdings, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards otherwise applicable to public companies until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The adoption dates discussed below reflect this election.
Reverse Stock Split
On January 8, 2026, we filed a certificate of amendment to our amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 55-to-1 reverse stock split of all classes of our issued and outstanding common stock, without any change to par value (the “Reverse Stock Split”). The Reverse Stock Split became effective January 12, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The Reverse Stock Split was intended to bring the Company into compliance with Nasdaq’s Bid Price Rule. All share and per share amounts of our common stock listed in our consolidated financial statements and footnotes have been adjusted to give effect to the reverse stock split.
Revenue recognition
The Company recognizes revenue using the following five steps: 1) identification of a contract with a customer; 2) identification of the performance obligation(s) in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligation(s) in the contract; and 5) recognition of revenue when, or as, the performance obligation(s) are satisfied. The Company’s revenues are derived primarily from two sources: sell-side advertising and buy-side advertising. Thus, the Company disaggregates the revenue earned into these two segments. For additional segment disclosures, refer to Note 7 — Segment Information of our consolidated financial statements. The Company maintains agreements with its customers in the form of written service agreements, which set out the terms of the relationship, including payment terms (typically 30 to 90 days).
For the sell-side advertising segment, the Company generates revenue by selling advertising inventory (digital ad units) that the Company purchases from publishers to advertisers through a process of monetizing ad impressions on the Company’s proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. For the buy-side advertising segment, the Company generates revenue from customers that enter into agreements with the Company to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features.
In connection with the Company’s analysis of principal-versus-agent considerations, the Company has evaluated the specified goods or services and considered whether the Company controls the goods or services before they are provided to the customer, including the three indicators of control. Based upon this analysis and the

Exhibit 99.1
Company’s specific facts and circumstances, the Company concluded that it is a principal for the goods or services sold through both the Company’s sell-side advertising segment and buy-side advertising segment because the Company controls the specified good or service before it is transferred to the customer and the Company is the primary obligor in the agreement with customers. Therefore, the Company reports revenue on a gross basis inclusive of all supplier costs and pays suppliers for the cost of digital media, advertising inventory, data and any add-on services or features.
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising segment, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing while, in our buy-side segment, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity.
Sell-side advertising
The Company partners with publishers to sell advertising inventory to the Company’s Colossus Media-curated clients and the open markets (collectively referred to as “buyers”) seeking to access the general market as well as unique multi-cultural audiences. The Company generates revenue from the delivery of targeted digital media solutions, enabling advertisers to connect intelligently with their audiences across online display, video, social and mobile mediums using its proprietary programmatic SSP. The Company refers to its publishers, app developers, and channel partners collectively as its “publishers.” The Company’s platform allows the Company to sell, in real time, ad impressions from publishers to buyers and provides automated inventory management and monetization tools to publishers across various device types and digital ad formats. The Company recognizes revenue at a point in time when an ad is delivered or displayed in response to a winning bid request from ad buyers.
Buy-side advertising
The Company purchases media based on the budget established by its customers with a focus on leveraging data services, customer branding, real-time market analysis and micro-location advertising. The Company offers its services on a fully managed basis, which is recognized over time using the output method when the performance obligation is fulfilled. An “impression” is delivered when an advertisement appears on pages viewed by users. The performance obligation is satisfied over time as the volume of impressions are delivered up to the contractual maximum. Many customers run several different campaigns throughout the year to capitalize on different seasons, special events and other happenings at their respective regions and localities. The Company provides digital advertising and media buying capabilities with a focus on generating measurable digital and financial life for its customers.
Revenue arrangements are evidenced by a fully executed insertion order (“IO”) and/or a master service agreement (“MSA”) covering a combination of marketing tactics. Generally, IOs specify the number and type of advertising impressions to be delivered over a specified time at an agreed upon price and performance objectives for an ad campaign. Performance objectives are generally a measure of targeting, as defined by the parties in advance, such as number of ads displayed, consumer clicks on ads or consumer actions (which may include qualified leads, registrations, downloads, inquiries or purchases). These payment models are commonly referred to as CPM (cost per impression), CPC (cost per click) and CPA (cost per action). The majority of the Company’s contracts are flat-rate, fee-based contracts.
Cash payments received prior to the Company’s delivery of its services are recorded to deferred revenue until the performance obligation is satisfied. The Company recorded deferred revenue (contract liabilities) to account for billings in excess of revenue recognized, primarily related to contractual minimums billed in advance and customer prepayment, of $0.5 million and $0.4 million as of December 31, 2024 and 2023, respectively. Revenue recognized during 2024 and 2023 from amounts included within the deferred revenue balances at the beginning of each respective period amounted to $0.4 million and $0.5 million, respectively.
Accounting Standards Codification (“ASC”) 606 provides various optional practical expedients. The Company elected the use of the practical expedient relating to the disclosure of remaining performance obligations within a

Exhibit 99.1
contract and will not disclose remaining performance obligations for contracts with an original expected duration of one year or less.
Goodwill
As of December 31, 2024 and 2023, goodwill was $6.5 million, which includes $2.4 million as a result of the acquisition of Huddled Masses and Colossus Media in 2018 and $4.1 million from the acquisition of Orange 142 in 2020. Goodwill is attributable to entry into new markets not previously accessible and generation of future growth opportunities. The Company expects to deduct goodwill for tax purposes in future years. Goodwill is assessed for impairment at least annually (December 31) starting with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in our management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative goodwill impairment analysis is performed. Depending upon the results of the quantitative measurement, the recorded goodwill may be written down and an impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. Goodwill is reviewed annually and tested for impairment upon the occurrence of a triggering event. The carrying value of the Company’s sell-side reporting unit was negative as of December 31, 2024, and therefore the Company performed a qualitative goodwill impairment assessment and determined it was more likely than not that the fair value of the sell-side reporting unit exceeded the carrying value. The Company also performed a qualitative goodwill impairment assessment on the buy-side reporting unit. The Company determined that there was no impairment of goodwill during the years ended December 31, 2024 and 2023.
Intangible assets, net
Intangible assets consist of customer relationships, trademarks and non-compete agreements. Intangible assets are recorded at fair value at the time of their acquisition and are stated within the consolidated balance sheets net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives and recorded as amortization expense within general and administrative expenses in the consolidated statements of operations. The Company’s intangible assets are being amortized over their estimated useful lives, using the straight-line method with non-compete agreements over 5 years and other intangibles over 10 years.
Impairment of long-lived assets
The Company evaluates the recoverability of long-lived assets, including property, equipment and software costs and intangible assets if facts or circumstances indicate that any of those assets might be impaired. ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows to determine if a write-down to fair value is necessary. No impairment loss was recognized during the years ended December 31, 2024 and 2023.
Stock-based compensation
Stock-based compensation cost for options and restricted stock units (“RSU”) awarded to employees and directors is measured at the grant date based on the calculated fair value of the award and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant). Contingently issued awards with a requisite service period that precedes the grant date are measured and recognized at the start of the requisite service period and remeasured each reporting period until the grant date. The Company did not grant any stock options during the 2024 period.
The Company estimates the fair value of RSU’s based on the closing price of the Company’s common stock on the date of the grant. The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the fair value of the Company’s common stock, as well as assumptions regarding the expected common stock price volatility over the

Exhibit 99.1
term of the stock options, the expected term of the stock options, risk-free interest rates and the expected dividend yield. Given the Company’s short history as a public company, the expected volatility is determined based on the trading history of several unrelated public companies within the industry that the Company considers to be comparable and the expected term is determined based on a combination of the terms of stock options and peer data. The risk-free interest rate is derived using the U.S. Treasury yield curve in effect at date of grant. Other assumptions are based on historical experience and activity. The Company considers an estimated forfeiture rate for stock options based on historical experience and the anticipated forfeiture rates during the future contract life.
The fair value of the Company’s stock options was estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average input assumptions used by the Company as follows:

Year Ended December 31,
2023
Grant date fair value	$134.20
Expected term	6.0
Expected volatility	69%
Risk-free interest rate	3.70%
Exercise price	$207.90
Dividend yield	—
Employee benefit plans
The Company sponsors a safe harbor, defined contribution 401(k) and profit-sharing plan (the “Plan”) that allows eligible employees to contribute a percentage of their compensation. The Company matches employee contributions up to a maximum of 100% of the participant’s salary deferral, limited to 4% of the employee’s salary. For the years ended December 31, 2024 and 2023, the Company’s matching contributions were $0.2 million and $0.2 million, respectively. Although the Company may make a discretionary profit-sharing contribution to the Plan, during the years ended December 31, 2024 and 2023, no profit-sharing contributions were made.
The Company has an Employee Benefit Plan Trust (the “Trust”) to provide for the payment or reimbursement of all or a portion of covered medical, dental and prescription expenses for the employees of the Company. The Trust is funded with contributions made by the Company and participating employees at amounts sufficient to keep the Trust on an actuarially sound basis. The self-funded plan has an integrated stop loss insurance policy for the funding of the Trust benefits in excess of the full funding requirements. As of December 31, 2024 and 2023, the Company recorded an estimated liability for incurred but not recognized claims in accrued liabilities in an amount which was less than $0.1 million.
The Company also has an incentive plan for executives and employees of the Company which provides for performance based awards payable in cash or stock-based compensation as determined by the Compensation Committee of the Company’s Board of Directors. There was $0 and $2.4 million recognized during the years ended December 31, 2024 and 2023, respectively, for awards pursuant to this plan.
Income taxes
In February 2022, concurrent with the Organizational Transactions, the Company entered into a tax receivable agreement (“Tax Receivable Agreement” or “TRA”) with DDH LLC and Direct Digital Management, LLC (“DDM”). The TRA provides for certain income (loss) allocations between the Company and DDH LLC under the agreement. DDH LLC is a limited liability company, is treated as a partnership for federal income tax purposes and generally is not subject to any entity-level U.S. federal income tax and certain state and local income taxes. Any taxable income or loss generated by the Company is allocated to holders of LLC units (“LLC Units”) in accordance with the Second Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income or loss under the LLC Agreement. Pursuant to the Company’s election under Section 754 of the

Exhibit 99.1
Internal Revenue Code (the “Code”), the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC Units are redeemed or exchanged by the members of DDH, LLC. The Company made an election under Section 754 of the Code for each taxable year in which a redemption or exchange of LLC interest occurred. During the year ended December 31, 2023, members of DDM exchanged 7,455 shares of Class B Common Stock into shares of Class A Common Stock. No shares were exchanged or converted during the year ended December 31, 2024.
Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The establishment of a valuation allowance requires significant judgment and is impacted by various estimates. Both positive and negative evidence, as well as the objectivity and verifiability of that evidence, is considered in determining the appropriateness of recording a valuation allowance on deferred tax assets. As of December 31, 2024 and 2023, the Company recorded a valuation allowance of $7.7 million and $0.5 million, respectively.
Accounts receivable, net
Accounts receivable primarily consists of billed amounts for products and services rendered to customers under normal trade terms. The Company performs credit evaluations of its customers’ financial condition and generally does not require collateral. Accounts receivable are stated at net realizable value. The Company insures a significant portion of its accounts receivable with unrelated third-party insurance companies in an effort to mitigate any future write-offs and establishes provision for credit losses as deemed necessary for accounts not covered by this insurance. Management periodically reviews outstanding accounts receivable for reasonableness. If warranted, the Company processes a claim with the third-party insurance company to recover uncollected balances, rather than writing the balances off to bad debt expense. The guaranteed recovery for the claim is approximately 90% of the original balance, and if the full amount is collected by the insurance company, the remaining 10% is remitted to the Company. If the insurance company is unable to collect the full amount, the Company records the remaining 10% to bad debt expense. The Company’s provision for credit losses reflects the current expected credit loss inherent in the accounts receivable considering the Company’s aging analysis, historical collection experience, customer creditworthiness, current and future economic conditions and market conditions. Accounts receivable balances are written off against the provision when the Company believes it is probable the receivable will not be recovered. For the years ended December 31, 2024 and 2023, the Company’s provision for credit losses net of recoveries, as reflected in the consolidated statements of cash flows was $0.6 million and $0.4 million, respectively.
The following table presents the changes in the provision for credit losses (in thousands):

	December 31,
	2024	2023
Beginning balance	$344	$4
Provision for credit losses	647	369
Write-offs, net of recoveries	(13)	(29)
Ending balance	$978	$344
Concentrations of customers and suppliers
There is an inherent concentration of credit risk associated with accounts receivable arising from revenue from major customers on both the sell-side and buy-side of the business. For the years ended December 31, 2024 and 2023, one sell-side customer represented 46% and 73% of revenues, respectively. As of December 31, 2024, three customers (two buy-side and one sell-side) accounted for 34% of accounts receivable. As of December 31, 2023, one sell-side customer accounted for 83% of accounts receivable.
As of December 31, 2024 one vendor accounted for 16% of consolidated accounts payable. As of December 31, 2023, three sellers of advertising inventory each accounted for at least 10%, and collectively accounted for 57% of consolidated accounts payable.

Exhibit 99.1
Accrued liabilities
The components of accrued liabilities on the balance sheet as of December 31, 2024 and 2023 are as follows (in thousands):

	December 31,
	2024	2023
Accrued compensation and benefits	$330	$2,789
Accrued expenses	877	631
Accrued severance	—	189
Accrued litigation settlement (1)	—	171
Accrued interest	50	36
Total accrued liabilities	$1,257	$3,816
__________________
(1)In July 2022, the Company entered into a litigation settlement agreement with a vendor of Huddled Masses related to a delinquent balance from 2019 and agreed to pay a total of $0.5 million with monthly installment payments over 24 months beginning September 1, 2022.
Prepaid expenses and other current assets
The components of prepaid expenses and other current assets on the balance sheet as of December 31, 2024 and 2023 are as follows (in thousands):

	December 31,
	2024	2023
Prepaid expenses	$566	$533
Stock subscription receivable (1)	1,362	—
Other current assets	189	226
Total prepaid expenses and other current assets	$2,117	$759
__________________
(1)The stock subscription receivable consists of amounts receivable for Class A Common Stock issued under the Equity Reserve Facility but not yet paid as of December 31, 2024. The Company collected the receivable in January 2025.
Segment information
Operating segments are components of an enterprise for which separate financial information is available and evaluated regularly by the Company’s chief operating decision maker (“CODM”) for purpose of assessing performance and allocating resources. The Company’s CODM is its Chairman and Chief Executive Officer. Revenue and operating income (loss) are used by our CODM to assess performance of our operating segments and allocate resources. Revenue is used by our CODM to identify underlying trends in the performance of our business and provide insights into customer demand. Operating income (loss) provides useful information regarding performance of each segment as it reflects profitability and performance of each segment on a consistent and comparable basis. The significant segment expenses reviewed by the CODM are consistent with the cost of revenues line item presented in the Company’s consolidated statements of operations. Our CODM does not evaluate operating segments using asset or liability information.
The Company operates two reportable segments: sell-side advertising, which includes the results of Colossus Media, and buy-side advertising, which includes the results of Orange 142 and Huddled Masses. In October 2024, the Company announced the unification of its buy-side businesses, Orange 142 and Huddled Masses. All of the Company’s revenues are attributed to the United States.

Exhibit 99.1
Cost of revenues
Sell-side advertising
The Company pays publishers a fee, which is typically a percentage of the value of the ad impressions monetized through the Company’s platform. Cost of revenues consists primarily of publisher media fees and data center co-location costs. Media fees include the publishing and real-time bidding costs to secure advertising space.
Buy-side advertising
Cost of revenues consists primarily of digital media fees, third-party platform access fees, and other third-party fees associated with providing services to the Company’s customers.
Operating expenses
Operating expenses consist of compensation expenses related to our executive, sales, finance and administrative personnel (including salaries, commissions, stock-based compensation, bonuses, benefits and taxes); general and administrative expenses (including rent expense, professional fees, independent contractor costs, selling and marketing fees, administrative and operating system subscription costs, insurance, and amortization expense related to our intangible assets); and other expense (including transactions that are unusual in nature or which are occurring infrequently). See further discussion of Other Expenses within Operating Expenses for the year ended December 31, 2023 in Note 9 — Commitments and Contingencies.
Advertising costs
The Company expenses advertising costs as incurred. Advertising expense incurred during the years ended December 31, 2024 and 2023 was $1.6 million and $2.2 million, respectively. These costs are included in general and administrative expenses in the consolidated statements of operations.
Cash and cash equivalents
Cash and cash equivalents consist of funds deposited with financial institutions and highly liquid instruments with original maturities of three months or less. Such deposits may, at times, exceed federally insured limits. The risk of loss attributable to any uninsured balances is mitigated by depositing funds only in high credit quality financial institutions. The Company has not experienced any losses in such amounts and believes it is not exposed to any significant credit risk to cash.
Property, equipment and software, net
Property and equipment are recognized in the consolidated balance sheets at cost less accumulated depreciation and amortization. The Company capitalizes purchases and depreciates its property and equipment using the straight-line method of depreciation over the estimated useful lives of the respective assets, generally ranging from three to five years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining terms of the related leases. The Company capitalizes costs related to the development of internal-use software. Costs incurred during the application development phase are capitalized and amortized using the straight-line method over the estimated useful life, estimated at three years.
The cost of repairs and maintenance are expensed as incurred. Major renewals or improvements that extend the useful lives of the assets are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resulting gain or loss is recognized in the consolidated statements of operations.
Leases
The Company has operating leases for real estate and determines if an arrangement is, or contains, a lease at inception. Operating leases are included in Operating Lease Right of Use (“ROU”) Assets and Operating Lease Liabilities on the consolidated balance sheets. Operating lease asset and liability amounts are measured and

Exhibit 99.1
recognized based on discounted future cash flow payment amounts the Company expects to make over the expected term of the underlying leases, including renewal periods the Company is reasonably certain to exercise. The lease liability for leases expected to be settled in twelve-months or less are classified as current liabilities. The general terms of the Company’s lease agreements require monthly payments. Because the Company does not generally have access to the rate implicit in its leases, the Company utilizes its incremental borrowing rate as the discount rate for measuring the lease liability. At commencement, the operating lease ROU asset and lease liability are the same, with adjustments to the ROU asset for lease incentives and initial direct costs incurred. The Company reviews all options to extend, terminate or purchase its ROU assets at the commencement of the lease and on an ongoing basis and accounts for these options when they are reasonably certain of being exercised. The Company evaluates lease modifications as they occur and records such as a separate lease or an adjustment to the existing ROU asset and lease liability as appropriate. Operating lease expense is recorded on a straight-line basis over the lease term with amortization of the ROU asset calculated as the difference between the straight-line operating lease expense and the implied interest expense on the lease liability. On the statement of cash flows, operating lease expense is included in operating cash flows. The Company’s operating leases may include both lease components (rent) and non-lease components (common area maintenance, utilities and other service charges). Non-lease components are accounted for separately.
Deferred offering, financing, discount and issuance costs
The Company records certain legal, accounting and other third-party fees that are directly associated with a debt financing to deferred financing costs in the event that the Company completes the debt financing. Costs associated with debt offerings are amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt. As of December 31, 2024 and 2023, $4.2 million and $1.7 million, respectively, of unamortized deferred financing costs are netted against debt in the consolidated balance sheets. As of December 31, 2024 and 2023, $0.1 million and $0.2 million, respectively, of unamortized deferred financing costs are classified as prepaid expenses and other current assets in the consolidated balance sheets.
The Company records the differences between the face amount and the proceeds upon issuance of debt as a discount. As of December 31, 2024 and 2023, $1.7 million and $0, respectively, of unamortized debt discount related to the interest reserve added under the LS Amendment are netted against debt in the consolidated balance sheets.
Fees that are directly associated with an equity offering are recorded to additional paid-in capital in the event the Company completes an equity issuance.
Business combinations
The Company includes the results of operations of the businesses that are acquired as of the respective dates of acquisition. The Company allocates the fair value of the purchase price of acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The Company estimates and records the fair value of purchased intangible assets, which primarily consists of customer relationships, trademarks, and non-compete agreements. The excess of the fair value of the purchase price over the fair values of these identifiable assets, both tangible and intangible, and liabilities is recorded as goodwill.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The Company bases its estimates on past experiences, market conditions, and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company uses estimates to determine many reported amounts, including but not limited to gross vs net assessment in revenue recognition, recoverability of goodwill and long-lived assets, useful lives used in amortization of intangibles, income taxes and valuation allowances, stock-based compensation and fair values of assets and liabilities acquired in business combinations.

Exhibit 99.1
Fair value measurements
The Company employs a hierarchy which prioritizes the inputs used to measure recurring fair value into three distinct categories based on the lowest level of input that is significant to the fair value measurement. The methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest levels to unobservable inputs, summarized as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities.
•Level 2 – Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities).
•Level 3 – Significant unobservable inputs (including our own assumptions in determining fair value).
We use the cost, income or market valuation approaches to estimate the fair value of our assets and liabilities when insufficient market-observable data is available to support our valuation assumptions.
Fair value of financial instruments
The Company considers the fair value of all financial instruments, including cash, accounts receivable and accounts payable to approximate their carrying values at year-end due to their short-term nature. The carrying value of the Company’s debt approximates fair value due to the market rates of interest.
Net loss per share
Basic net loss per share excludes dilution and is determined by dividing net loss by the weighted average number of common shares outstanding including participating securities during the period. Diluted net loss per share attributable to common stockholders reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock including stock options, restricted stock units and warrants using the treasury stock method.
Adjustment to prior period consolidated financial statements
Subsequent to the issuance of the Company’s consolidated financial statements as of and for the year ended December 31, 2023, the Company determined that prepaid distributions of $1.7 million to holders of LLC Units were incorrectly classified as a related party receivable instead of noncontrolling interest on the consolidated balance sheet. The Company determined that the 2023 consolidated financial statements were not materially misstated but has adjusted the 2023 consolidated financial statements to correct the immaterial error, resulting in a reversal of the prepaid distributions and a reduction in non-controlling interest. In addition, in future filings, the Company will adjust the interim consolidated financial statements in the periods ending March 31, 2024, June 30, 2024 and September 30, 2024 to correct the immaterial error.
Recent accounting pronouncements
Accounting pronouncements adopted
In November 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures. The ASU requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the CODM. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in this ASU are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Exhibit 99.1
Accounting pronouncements not yet adopted
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions and applies to all entities subject to income taxes. The new standard is effective for emerging growth companies for annual periods beginning after December 15, 2025. This accounting standard is effective in the first quarter of the Company’s fiscal year ending December 31, 2026. The Company is currently evaluating the impact of adoption on our financial disclosures.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements.
Liquidity and capital resources
Going Concern
The Company evaluated whether relevant conditions or events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern. Substantial doubt exists when conditions and events, considered in the aggregate, indicate it is probable that a company will not be able to meet its obligations as they become due within one year after the issuance date of its financial statements. Management’s assessment is based on the relevant conditions that are known or reasonably knowable as of the date these consolidated financial statements were issued or were available to be issued.
As discussed in Note 9 — Commitments and Contingencies, one of the Company’s sell-side customers paused its connection to the Company for a couple of weeks in May 2024, which reduced sell-side sales volumes. As of the date of this report, sell-side volumes related to this customer have resumed but not yet at the levels experienced prior to the pause in May 2024 which has created significant disruption in the Company’s sell-side business. The Company is actively working with its partners to achieve prior volume levels. However, there can be no assurance that the Company will be able to achieve prior volume levels with its partners or on the timing of achieving such volume levels. Additionally, the Company (1) incurred a net loss of $19.9 million in 2024 including the impact of the sell-side disruption described above and a decrease in customer spend on the buy-side, (2) reported an accumulated deficit of $8.8 million as of December 31, 2024, (3) reported cash and cash equivalents of $1.4 million as of December 31, 2024, (4) has borrowed $3.7 million as of December 31, 2024 and the date of this report, under the Credit Agreement which matures in July 2025, and (5) was notified by Nasdaq on October 18, 2024 that it was not in compliance with Nasdaq’s minimum stockholders’ equity requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months.
The Company anticipates sources of liquidity to include cash on hand, cash flow from operations and cash generated from its sales under the Company’s Equity Reserve Facility, and has taken several actions to address liquidity concerns. These actions include (1) a plan to reduce expenses through a staff reduction, a pause on hiring and cost savings measures that was executed on July 1, 2024 with continuing cost savings impacts through December 31, 2024, (2) working with lenders to provide temporary various relief from debt covenants via amendments on October 15, 2024 and December 27, 2024 (see Note 3 — Long-Term Debt) while rebuilding sell-side volumes, (3) putting in place a program to raise capital through an Equity Reserve Facility with stock sales continuing into 2025 (see Note 4 — Stockholders’ Deficit and Stock-Based Compensation), and (4) a plan to achieve compliance with Nasdaq’s minimum stockholders’ equity requirements by raising additional funds in a registered or private offering. There can be no assurance that the Company’s actions will be successful or that additional financing will be available when needed or on acceptable terms.
The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and

Exhibit 99.1
classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
Note 3 — Long-Term Debt
At December 31, 2024 and 2023, long-term debt consisted of the following (in thousands):

	December 31,
	2024	2023
2021 Credit Facility (1)	$37,362	$28,594
Credit Agreement	3,700	3,000
Economic Injury Disaster Loan	150	150
Total long-term debt	41,212	31,744
Less: deferred financing cost (1)	(4,238)	(1,688)
Less: debt discount (2)	(1,671)	—
Total long-term debt, net of deferred financing cost and debt discount	35,303	30,056
Less: current portion	(3,700)	(1,478)
Total long-term debt, net of current portion, deferred financing cost and debt discount	$31,603	$28,578
__________________
(1)As of December 31, 2024, amount includes an exit fee of $3.0 million, which is non-interest bearing and due at maturity or prepayment.
(2)As of December 31, 2024, amount includes $1.7 million for the interest reserve, pursuant to the LS Amendment, as defined below, net of amounts amortized for interest.
The components of interest expense and related fees for long-term debt is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Interest expense – 2021 Credit Facility	$3,617	$3,655
Interest expense – Credit Agreement	693	102
Interest expense – other	8	6
Amortization of deferred financing cost and debt discount	1,092	615
Total interest expense and amortization of deferred financing cost and debt discount	$5,410	$4,378
Lafayette Square
On December 3, 2021, the Company entered into the Term Loan and Security Agreement (the “2021 Credit Facility”) with Lafayette Square Loan Services, LLC (“Lafayette Square”) as administrative agent, and the various lenders thereto. The term loan under the 2021 Credit Facility initially provided for a term loan in the principal amount of up to $32.0 million, consisting of a $22.0 million closing date term loan (the “Term Loan”) and an up to $10.0 million delayed draw term loan (the “Delayed Draw Loan”). The loans under the 2021 Credit Facility bear interest at the Term Secured Overnight Financing Rate (“SOFR”) with a credit spread of 0.15% per annum for the interest periods of three months and providing for a credit spread adjustment of 0.10%, 0.15% or 0.25% per annum for interest periods of one month, three months or six months, respectively. The loans under the 2021 Credit Facility bear interest at SOFR plus the applicable credit spread adjustment plus the applicable margin minus any applicable impact discount. Prior to entering into the Fifth Amendment as defined below, the applicable margin under the 2021 Credit Facility was based on the consolidated total net leverage ratio of the Company at a rate of 7.00% per annum if the consolidated total net leverage ratio was less than or equal to 1.00 to 1.00 with gradual increases as the ratio increased up to 10.00% per annum if the consolidated total net leverage ratio was greater than 3.50 to 1.00. The maturity date of the 2021 Credit Facility is December 3, 2026.

Exhibit 99.1
On July 28, 2022, the Company entered into the Second Amendment and Joinder to Term Loan and Security Agreement and received proceeds of $4.3 million borrowed under the Delayed Draw Loan to pay the balance owed on the common unit redemption as well as costs associated with the transaction.
Subsequently, on October 3, 2023, the Company entered into the Fourth Amendment to the 2021 Credit Facility (the “Fourth Amendment”) and received proceeds of $3.6 million borrowed under the Delayed Draw Loan to make payments in connection with the consummation of the 2023 warrant tender offer and fees and expenses incurred as described in Note 4 — Stockholders’ Deficit and Stock-Based Compensation. In connection with the Fourth Amendment, the Company agreed it would not be permitted to request any additional funds under the Delayed Draw Loan, and Lafayette Square would not be obligated to fund any such requests.
Quarterly installment payments on the Term Loan and the Delayed Draw Loan, due on the last day of each fiscal quarter, began March 31, 2022 with a final installment due December 3, 2026 for remaining balances outstanding under each loan. Each quarterly installment payment under the closing date term loan was $0.1 million from January 1, 2022 through December 31, 2023, and each quarterly installment payment thereafter until maturity is $0.3 million. Each quarterly installment payment under the Delayed Draw Loan was 0.625% of the amount of the Delayed Draw Loan through December 31, 2023, and each quarterly installment payment thereafter until maturity is 1.25% of the amount of the Delayed Draw Loan.
Under the 2021 Credit Facility, dividends and distributions by DDH LLC to the Company and any shareholders of the Company are permitted so long as (i) no default or event of default is continuing or would occur after giving pro forma effect to such dividends and distributions under the 2021 Credit Facility, (ii) the Company, on a pro forma basis, maintains a consolidated senior net leverage ratio of not greater than 1.5 to 1.0, and (iii) the Company, on a pro forma basis, maintains liquidity of not less than $15.0 million. The Company did not meet these conditions as of December 31, 2024 and therefore DDH LLC assets are considered restricted and no dividends or distributions to the Company and any shareholders is permitted while these conditions are not met.
The 2021 Credit Facility contains customary affirmative and negative covenants. Prior to entering into the Fifth Amendment, the Company was required to maintain varying threshold levels by quarter for net leverage ratio and fixed charge coverage ratio, as well as restrictions on the ability to incur indebtedness, create certain liens, make certain investments, make certain dividends and other types of distributions, and enter into or undertake certain mergers, consolidations, acquisitions and sales of certain assets and subsidiaries.
On October 15, 2024, with an effective date of June 30, 2024, the Company and Lafayette Square entered into the Fifth Amendment to the Term Loan and Security Agreement (the “Fifth Amendment”) which among other things, (1) deferred quarterly installment payments on the Term Loan and the Delayed Draw Loan for the periods from June 30, 2024 through December 31, 2025, (2) required that the Company pay a commitment fee of 50 basis points or an amount of $0.1 million to Lafayette Square, (3) allowed proceeds from future equity raises by the Company, if any, to cure potential financial covenant noncompliance, (4) provided for one-month and three-month interest periods, (5) replaced the calculation of the consolidated total net leverage ratio with a consolidated total leverage ratio for purposes of calculating the applicable margin and the financial covenant and (6) replaced the financial covenants under the 2021 Credit Facility (effective as of June 30, 2024) with varying threshold levels by quarter for minimum trailing twelve months EBITDA, minimum liquidity, maximum consolidated total leverage ratio and minimum fixed charge coverage ratio. The Fifth Amendment was accounted for as a modification. In connection with the amendment, fees paid to Lafayette Square totaling $0.1 million were capitalized and are being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt.
On December 27, 2024, the Company and Lafayette Square entered into the Sixth Amendment and Waiver (the “LS Amendment”) to the 2021 Credit Facility. Under the terms of the LS Amendment, among other changes, Lafayette Square extended a term loan equal to $6.0 million (the “Sixth Amendment Term Loan”). Lafayette Square and the Company agreed to use (1) $4.0 million out of the Sixth Amendment Term Loan to prepay the revolving credit notes under the Credit Agreement as described below, and (2) $2.0 million to fund an interest reserve under the 2021 Credit Facility. The LS Amendment also (1) implemented a minimum unrestricted cash requirement of $750,000 at all times and removed the minimum consolidated EBITDA, (2) requires Lafayette Square’s prior

Exhibit 99.1
written consent for certain permitted dividends, including dividends to the Company’s shareholders and (3) waived certain existing events of default related to minimum EBITDA covenants. Additionally, the Company is required to provide to Lafayette Square a weekly cash flow forecast, prepared on a cumulative, weekly roll forward basis through a thirteen (13) week projection period. Lastly, a $3.0 million exit fee, which was earned upon execution of the LS Amendment and is payable directly to Lafayette Square at maturity or prepayment, as defined, was added to the term loan balance. The Company was in compliance with all the financial covenants under the 2021 Credit Facility, as amended, as of December 31, 2024. The LS Amendment was accounted for as a modification. In connection with the amendment, the $3.0 million exit fee was capitalized and is being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt, and fees paid to third parties totaling $0.1 million were expensed as incurred.
At the Company’s option, the Company may at any time prepay the outstanding principal balance of the 2021 Credit Facility in whole or in part, without fee, penalty or premium other than the $3.0 million exit fee due at maturity or prepayment, as defined under the LS Amendment. The obligations under the 2021 Credit Facility are secured by senior, first-priority liens on all or substantially all assets of the Company. As of December 31, 2024, the Company owed a balance on the 2021 Credit Facility of $37.4 million. Additional deferred financing costs of $3.3 million and less than $0.1 million were incurred during the year ended December 31, 2024 and 2023, respectively. Unamortized deferred financing costs as of December 31, 2024 and 2023 were $4.2 million and $1.7 million, respectively. Unamortized debt discount related to the interest reserve added under the LS Amendment as of December 31, 2024 and 2023 was $1.7 million and $0, respectively. Accrued and unpaid interest was $0 as of December 31, 2024 and 2023.
2023 Revolving Line of Credit - East West Bank
On July 7, 2023, the Company entered into a Credit Agreement (as amended, the “Credit Agreement”) with East West Bank (“EWB”), as lender. The Credit Agreement provides for a revolving credit facility in the principal amount of up to $10.0 million, subject to a borrowing base determined based on eligible accounts, and an up to $5.0 million uncommitted incremental revolving facility. Loans under the Credit Agreement mature on July 7, 2025 (the “Maturity Date”), unless the Credit Agreement is otherwise terminated pursuant to the terms of the Credit Agreement.
Borrowings under the Credit Agreement bear interest at a rate per annum equal to the one-month Term SOFR rate as determined by EWB on the first day of the applicable interest period, plus 0.10%, plus 3.00% per annum (the “Loan Rate”); provided, that, in no event shall the Loan Rate be less than 0.50% of the Loan Rate effective as of the date of the Credit Agreement nor more than the maximum rate of interest allowed under applicable law. Upon an event of default under the Credit Agreement, the outstanding principal amounts of any advances will accrue interest at a rate per annum equal to the Loan Rate plus five percent (5%), but in no event in excess of the maximum rate of interest allowed under applicable law.
At the Company’s option, the Company may at any time prepay the outstanding principal balance of the Credit Agreement in whole or in part, without fee, penalty or premium. All accrued but unpaid interest on outstanding advances under the Credit Agreement are payable in monthly installments on the last day of each monthly interest period until the Maturity Date when the then-outstanding principal balance of the advances and all accrued but unpaid interest thereon becomes due and payable. The obligations under the Credit Agreement are secured by all or substantially all of the borrowers’ assets.
Prior to entering into the Third Amendment as defined below, the Company was required to maintain compliance at all times with financial covenants with varying threshold levels by quarter for fixed charge coverage ratio, total funded debt-to-EBITDA ratio and a liquidity covenant. Revolving Credit Availability was defined as an amount such that the ratio of the value of eligible accounts to the aggregate amount of all outstanding advances under the credit agreement at such time is not less than 2.0 to 1.0. Additionally, the amounts outstanding under the Credit Agreement exceeded the Company’s borrowing base as of June 30, 2024 by $0.5 million which was addressed in the Third Amendment, requiring a $1.0 million principal payment on the outstanding loans under the Credit Agreement as of the date of the Third Amendment.

Exhibit 99.1
On October 15, 2024, with an effective date of June 30, 2024, the Company and EWB entered into the Third Amendment to the Credit Agreement (the “Third Amendment”) which, among other things, (1) provided that the Company make prepayments of the outstanding principal balance of the Credit Agreement of $1.0 million upon execution of the Third Amendment, $1.0 million on or before January 15, 2025 and $2.0 million on or before April 15, 2025, (2) required the Company to file a registration statement with the SEC to establish an equity line of credit offering on or before October 31, 2024 and to use commercially reasonable efforts to cause such registration statement to become effective, (3) required the net proceeds of a potential equity line of credit to be applied to the outstanding principal balance under the Credit Agreement in an amount that would cause the ratio of the value of eligible accounts to the aggregate amount of revolving credit advances to be not less than 1.00 to 1.00, (4) requires the consent of EWB prior to the ability of the Company to make certain restricted payments, including cash dividends, (5) requires the Company to make additional prepayments in the amount by which the outstanding loans under the Credit Agreement exceed the borrowing base between the calendar months ending November 30, 2024 and April 15, 2025, and (6) replaced the financial covenants under the Credit Agreement, effective as of June 30, 2024, with varying threshold levels by quarter for minimum trailing twelve months EBITDA, minimum liquid assets, maximum total funded debt to EBITDA leverage ratio, minimum fixed charge coverage ratio and revolving credit availability. The Third Amendment was accounted for as a modification. In connection with the amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
On December 27, 2024, the Company and EWB entered into the Waiver and Fourth Amendment (the “EWB Amendment”) to Credit Agreement. Under the terms of the EWB Amendment, among other things, (1) the Company made prepayments on the revolving credit notes under the Credit Agreement equal to $5.0 million, consisting of (a) $4.0 million from the proceeds of the LS Amendment (as defined above) and (b) $1.0 million as the Company’s out-of-pocket prepayment, (2) such prepayments were used to permanently reduce the commitment under the Credit Agreement to $5.0 million, (3) the financial covenants under the Credit Agreement were amended to implement a minimum unrestricted cash requirement of $750,000 at all times and to remove the minimum EBITDA covenant; and (4) EWB waived certain existing events of default related to the prior minimum EBITDA covenant. Additionally, the Company is required to provide to EWB a weekly cash flow forecast, prepared on a cumulative, weekly roll forward basis through a thirteen (13) week projection period. The Company was in compliance with all the financial covenants under the Credit Agreement, as amended, as of December 31, 2024. The EWB Amendment was accounted for as a modification. In connection with the amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
The Credit Agreement contains customary representations and warranties and includes affirmative and negative covenants applicable to the borrowers and their respective subsidiaries. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal existence and governmental compliance, deliver certain financial reports and maintain insurance coverage. The negative covenants include, among others, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions.
The Credit Agreement also includes customary events of default, including, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, defaults under any of the loan documents, certain cross-defaults to other indebtedness, certain bankruptcy and insolvency events, invalidity of guarantees or grant of security interest, certain ERISA-related transactions and events, certain orders of forfeiture, change of control, certain undischarged attachments, sequestrations, or similar proceedings, and certain undischarged or non-stayed judgments, in certain cases subject to certain thresholds and grace periods. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement of the Company or other borrowers. During the year ended December 31, 2024, the Company incurred less than $0.1 million of deferred financing costs associated with the Credit Agreement. As of December 31, 2024, there was $3.7 million outstanding under the Credit Agreement.
The collateral securing the obligations under the 2021 Credit Facility and the Credit Agreement is subject to intercreditor agreements between Lafayette Square and EWB.

Exhibit 99.1
Silicon Valley Bank (“SVB”) Financing
On January 9, 2023, the Company entered into a Loan and Security Agreement (the “SVB Loan Agreement”), by and among SVB, as lender, and DDH LLC, the Company, Huddled Masses, Colossus Media and Orange 142, as borrowers. The SVB Loan Agreement provided for a revolving credit facility (the “SVB Revolving Credit Facility”) in the original principal amount of $5 million, subject to a borrowing base determined based on eligible accounts, and up to an additional $2.5 million incremental revolving facility subject to the lender’s consent, which would increase the aggregate principal amount of the Credit Facility to $7.5 million. Loans under the SVB Revolving Credit Facility were to mature on September 30, 2024 unless the Credit Facility was otherwise terminated pursuant to the terms of the Loan Agreement.
On March 10, 2023, the California Department of Financial Protection and Innovation closed SVB and appointed the Federal Deposit Insurance Corporation as receiver. As the Company had not yet drawn any amounts under the SVB Revolving Credit Facility, on March 13, 2023, the Company issued a notice of termination of the SVB Loan Agreement. The termination of the SVB Revolving Credit Facility became effective April 20, 2023. Prior to issuing the notice of termination, the Company received consent to terminate the SVB Revolving Credit Facility and a waiver of the terms relating to the SVB Revolving Credit Facility under its Term Loan and Security Agreement, dated as of December 3, 2021, with Lafayette Square. The Company did not hold material cash deposits or securities at Silicon Valley Bank and did not experience any adverse impact to its liquidity or to its business operations, financial condition or results of operations as a result of the SVB closure. During the year ended December 31, 2023, the Company incurred $0.3 million of deferred financing costs. After the Company issued the notice of termination, total deferred financing costs of $0.3 million were expensed to loss on early termination of line of credit during the year ended December 31, 2023.
U.S. Small Business Administration Loans
Economic Injury Disaster Loan
In 2020, the Company applied and was approved for a loan pursuant to the Economic Injury Disaster Loan (“EIDL”), administered by the U.S. Small Business Administration (“SBA”). The Company received the loan proceeds of $0.2 million on June 15, 2020. The loan bears interest at a rate of 3.75% and matures on June 15, 2050. Installment payments, including principal and interest, of less than $0.1 million began monthly on December 15, 2022. Each payment will first be applied to pay accrued interest, then the remaining balance will be used to reduce principal. The loan is secured by substantially all assets of DDH LLC.
Accrued and unpaid interest expense as of December 31, 2024 and December 31, 2023 was less than $0.1 million and is included in accrued liabilities on the consolidated balance sheets.
Overall
As of December 31, 2024, future minimum payments related to long-term debt are as follows (in thousands):

2025	$3,700
2026	37,366
2027	3
2028	3
2029	4
Thereafter	136
Total	41,212
Less current portion	(3,700)
Less deferred financing cost	(4,238)
Less debt discount	(1,671)
Long-term debt, net of current portion, deferred financing cost and debt discount	$31,603

Exhibit 99.1
Note 4 — Stockholders’ Deficit and Stock-Based Compensation
Stockholders’ Equity – Initial Public Offering
Following the completion of the Organizational Transactions, DDH LLC’s limited liability company agreement was amended and restated to, among other things, appoint the Company as the sole managing member of DDH LLC and effectuate a recapitalization of all outstanding preferred units and common units into (i) economic nonvoting units of DDH LLC held by the Company and, through their indirect ownership of DDM, the Company’s Chairman and Chief Executive Officer and President, and (ii) noneconomic voting units of DDH LLC, 100% of which are held by the Company. In December 2023, DDM tendered 7,455 of its limited liability company units to the Company in exchange for newly issued shares of Class A Common Stock of the Company on a one-for-one basis. In connection with these exchanges, an equivalent number of the holder’s shares of Class B Common Stock were cancelled. As of December 31, 2024, DDM held 197,600 shares of Class B Common Stock.
The Company is authorized to issue 160,000,000 shares of Class A Common Stock, par value $0.001 per share, 20,000,000 shares of Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
On February 15, 2022, the Company completed its initial public offering of 50,909 units (“Units”), each consisting of (i) one share (subject to adjustment for the Company’s 55-to-1 reverse stock split) of its Class A Common Stock and (ii) one warrant (subject to adjustment for the Company’s 55-to-1 reverse stock split) entitling the holder to purchase one share of its Class A Common Stock at an exercise price of $302.50 per share. The warrants became immediately exercisable upon issuance and were exercisable for a period of five years after the issuance date. The shares of Class A Common Stock and warrants were immediately transferable separately upon issuance. At December 31, 2024, none of these warrants were outstanding. The underwriters in our initial public offering were granted a 45-day option to purchase up to an additional 7,636 shares and/or warrants, or any combination thereof, to cover over-allotments, which they initially exercised, in part, electing to purchase warrants to purchase an additional 7,636 shares of Class A Common Stock. As of December 31, 2024, none of these warrants were outstanding. In connection with the Company’s initial public offering, the Company issued to the underwriters of the offering a unit purchase option to purchase (i) an additional 2,545 Units at a per Unit exercise price of $363.00, which was equal to 120% of the public offering price per Unit sold in the initial public offering, and (ii) warrants to purchase 381 shares of Class A Common Stock at a per warrant exercise price of $0.66, which was equal to 120% of the public offering price per warrant sold in the offering. A group of underwriters exercised 1,272 Units and 190 warrants in November 2023. At December 31, 2024, 1,272 Units and 190 warrants were outstanding.
The warrants had a fair value of $0 that was calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 1.94% based on the applicable U.S. Treasury bill rate, (2) expected life of 5 years, (3) expected volatility of approximately 66% based on the trading history of similar companies, and (4) zero expected dividends.
On August 29, 2023, the Company filed a Tender Offer Statement on Schedule TO pursuant to which the Company offered to purchase all of its outstanding warrants for $66.00 per warrant in cash. The Tender Offer expired at one minute after 11:59 PM, Eastern Time on September 28, 2023. The Company accepted all validly tendered warrants for purchase and settlement on October 2, 2023. As a result of the Tender Offer, a total of 40,248 warrants were tendered and not validly withdrawn prior to the expiration of the tender offer for a total purchase price of approximately $2.7 million. On October 23, 2023, the Company distributed a notice of redemption to the registered holders of the remaining outstanding warrants announcing the redemption of those warrants for $19.25 per warrant. The redemption closed on October 30, 2023, and all remaining 18,257 warrants were purchased for an aggregate price of approximately $0.4 million.
Equity Reserve Facility
On October 18, 2024, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”), pursuant to which New Circle has committed to purchase, subject to certain limitations, up to $20 million (the “Total Commitment”) of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”). Under the

Exhibit 99.1
applicable Nasdaq rules, the Company was not permitted to issue to New Circle under the Purchase Agreement more than 19.99% of the shares of all classes of the Company’s common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtained stockholder approval to issue shares of its Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by New Circle for all shares of the Company’s Class A Common Stock, if any, that the Company elected to sell to New Circle under the Purchase Agreement equaled or exceeded certain minimums permitted under the rules of the Nasdaq Stock Market. The purchase price of the shares that may be sold to New Circle under the Purchase Agreement is based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. On December 27, 2024, the Company’s stockholders approved the issuance and sale of up to 154,545 shares above the Exchange Cap to New Circle under the Purchase Agreement.
As consideration for New Circle’s irrevocable commitment to purchase shares of the Company’s Class A Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company paid New Circle structuring and legal fees of less than $0.1 million. In addition, the Company issued 1,141 shares of the Company’s Class A Common Stock to New Circle. The Company sold 28,727 shares of the Company’s Class A Common Stock for $3.0 million during the year ended December 31, 2024. In 2025, through the date of this report, the Company sold an additional 25,261 shares of the Company’s Class A Common Stock for $1.9 million.
The Purchase Agreement will automatically terminate on the earliest of (i) the 36-month anniversary of the of the Purchase Agreement, (ii) the date on which New Circle shall have made payment to the Company for Class A Common Stock equal to the Total Commitment or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction that would prohibit any of the transactions contemplated by the Purchase Agreement goes into effect. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle so long as (a) there are no outstanding purchase notices under which our Class A Common Stock have yet to be issued and (b) the Company has paid all amounts owed to New Circle pursuant to the Purchase Agreement. The Company and New Circle may also agree to terminate the Purchase Agreement by mutual written consent.
Noncontrolling Interest
Direct Digital Holdings, Inc. is the sole managing member of DDH LLC, and consolidates the financial results of DDH LLC. Therefore, Direct Digital Holdings, Inc. reports a noncontrolling interest (“NCI”) based on the common units of DDH LLC held by DDM. While Direct Digital Holdings, Inc. retains its controlling interest in DDH LLC, changes in its ownership interest in DDH LLC are accounted for as equity transactions. As such, future redemptions or direct exchanges of LLC Units by DDM will result in a change in ownership and reduce or increase the amount recorded as noncontrolling interest and increase or decrease additional paid-in capital when DDH LLC has positive or negative net assets, respectively.
Stock-Based Compensation Plans
In connection with the initial public offering, the Company adopted the 2022 Omnibus Incentive Plan (“2022 Omnibus Plan”) to facilitate the grant of equity awards to the Company’s employees, consultants and non-employee directors. The Company’s board of directors reserved 27,273 shares of Class A Common Stock for issuance in equity awards under the 2022 Omnibus Plan. Information on activity for both the stock options and RSUs is detailed below. As of December 31, 2024, there were 44,582 shares available for grant under the 2022 Omnibus Plan.
During the years ended December 31, 2024 and 2023, the Company recognized $1.6 million and $2.1 million, respectively, of total stock-based compensation expense in the consolidated statement of operations in compensation, tax and benefits. The 2023 stock-based compensation expense includes $1.4 million of bonus accrued for 2023 performance by certain Company executives which was paid out via a grant of Company stock in March 2024.

Exhibit 99.1
Stock Options
Options to purchase shares of common stock vest annually on the grant date anniversary over a period of three years and expire 10 years following the date of grant. The following table summarizes the stock option activity under the 2022 Omnibus Plan during the year ended December 31, 2024:

	Stock Options
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	6,748	$138.05	8.77	$4,591
Granted	—	$—	—	$—
Exercised	(228)	$131.45	—	$179
Forfeited and expired	(412)	$156.75	—	$41
Outstanding at December 31, 2024	6,108	$136.95	7.78	$—
Vested and exercisable at December 31, 2024	3,160	$119.90	7.65	$—
As of December 31, 2024, unrecognized stock-based compensation of $0.2 million was related to 2,947 of unvested stock options which will be recognized on a straight-line basis over a weighted-average vesting period of 0.64 years.
Restricted Stock Units
RSUs generally vest annually on the grant date anniversary over a period of three years. A summary of RSU activity during the year ended December 31, 2024 and related information is as follows:

	Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested - December 31, 2023	9,862	$157.85
Granted	3,151	$553.85
Vested	(8,052)	$314.60
Forfeited	(257)	$165.55
Unvested - December 31, 2024	4,704	$154.00
The majority of vested RSUs were net share settled such that the Company withheld shares with a value equivalent to the employees’ obligation for the applicable income and other employment taxes. The total shares withheld were 1,810 and were based on the value of the RSUs on their respective vesting dates as determined by the Company’s closing stock price. As of December 31, 2024, there was unrecognized stock-based compensation of $0.4 million related to unvested RSUs which will be recognized on a straight-line basis over a weighted average period of 0.63 years.
Note 5 — Tax Receivable Agreement and Income Taxes
Tax Receivable Agreement
The Company’s TRA with DDH LLC and DDM (together, the “TRA Holders”) provides for payment by the Company to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes or is deemed to realize in certain circumstances. The Company retains the benefit of the remaining 15% of these net cash savings.

Exhibit 99.1
The TRA liability is calculated by determining the tax basis subject to the TRA (“tax basis”) and applying a blended tax rate to the basis differences and calculating the resulting impact. The blended tax rate consists of the U.S. federal income tax rate and assumed combined state and local income tax rate driven by the apportionment factors applicable to each state. Any taxable income or loss generated by the Company will be allocated to TRA Holders in accordance with the LLC Agreement and the TRA, and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations will be made. Pursuant to the Company’s election under Section 754 of the Code in 2022, the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC interests are redeemed or exchanged by the members of DDH, LLC. In December 31, 2023, members of DDM exchanged 7,455 Class B shares into Class A shares.
The Company has recorded a liability related to the tax receivable agreement of $0 and $5.2 million as of December 31, 2024 and 2023, respectively. The Company has recorded a deferred tax asset of $0 and $6.2 million as of December 31, 2024 and 2023, respectively. The deferred tax asset is net of a valuation allowance of $7.7 million and $0.5 million as of December 31, 2024 and 2023, respectively. Payments of $0 and less than $0.1 million were made during the years ended December 31, 2024 and 2023. The payments under the TRA will not be conditional on holder of rights under the TRA having a continued ownership interest in either DDH LLC or the Company. The Company may elect to defer payments due under the TRA if the Company does not have available cash to satisfy its payment obligations under the TRA. Any such deferred payments under the TRA generally will accrue interest from the due date for such payment until the payment date. The Company accounts for any amounts payable under the TRA in accordance with ASC Topic 450, Contingencies, and recognizes subsequent period changes to the measurement of the liability from the TRA in the statement of operations as a component of income before taxes. For the year ended December 31, 2024, $5.2 million was recognized as income under other income (expense) due to the derecognition of the TRA liability, as a valuation allowance was recorded against the deferred taxes associated with the TRA.
The term of the TRA commenced upon completion of the initial public offering and will continue until all tax benefits that are subject to the TRA have been utilized or expired, unless the Company exercises its right to terminate the TRA. If the Company elects to terminate the TRA early (or it is terminated early due to changes in control), the obligations under the TRA would accelerate and the Company would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by the Company under the TRA.
Income Taxes
Through the Organizational Transactions completed in February 2022, the Company formed an Up-C structure which allows DDM to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership for U.S. federal income tax purposes. Under the Up-C structure, the Company is subject to corporation income tax based on the ownership. There was no exchange of shares of Class B Common Stock for shares of Class A Common Stock in the year ended December 31, 2024.
The components of income tax expense are as follows (in thousands):

	Year Ended December 31,
	2024	2023
Current:
Federal	$—	$—
State	—	—
Total current	—	—
Deferred:
Federal	$5,192	$205
State	940	363
Total deferred	6,132	568
Total income tax expense	$6,132	$568

Exhibit 99.1
A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2024	2023
Federal income tax expense at statutory rate	21.0%	21.0%
State income tax expense	—%	0.6%
Partnership income not taxed	(22.0)%	(17.0)%
Valuation allowance	(51.9)%	(7.3)%
Deferred tax remeasurement	—%	(6.5)%
Derecognition of tax receivable agreement liability	7.9%	—%
Other	0.5%	0.1%
Effective income tax rate	(44.5)%	(9.1)%
Deferred tax assets and liabilities reflect the net tax effects of net operating loss and tax credit carryforwards and temporary differences between the carrying amount of assets and liabilities for financial reporting and the amounts used for tax purposes. The components of deferred tax assets are as follows (in thousands):

	December 31,
	2024	2023
Deferred tax assets related to:
Net operating loss carryforwards	$1,454	$280
Partnership basis difference and other	6,255	6,312
Total deferred tax assets	$7,709	$6,592
Valuation allowance	(7,709)	(460)
Total deferred tax assets, net	$—	$6,132
As of December 31, 2024, the Company had federal and state net operating loss carryforwards of $5.8 million and $3.7 million, respectively. Federal net operating loss carryforwards can be carried forward indefinitely and state net operating loss carryforwards are carried forward to each jurisdiction based on the varying state statutes. The Company recorded a valuation allowance of $7.7 million against its deferred tax assets at December 31, 2024. The valuation allowance increased by $7.2 million when compared to the valuation allowance $0.5 million recorded as of December 31, 2023.
The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. In the normal course of business, the Company can be examined by various tax authorities, including the Internal Revenue Service in the United States. There are currently no federal or state audits in process. The Company analyzes its tax filing positions in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. Federal and various states returns for the years ended December 2023 and 2022 remain open as of December 31, 2024. The Company evaluates tax positions taken or expected to be taken in the course of preparing an entity’s tax returns to determine whether it is “more-likely-than-not” that each tax position will be sustained by the applicable tax authority. As of December 31, 2024 and 2023, the Company had no uncertain tax positions. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.
Note 6 — Related Party Transactions
Up-C Structure
In February 2022, the Company completed an initial public offering of its securities, and through the Organizational Transactions, formed an Up-C structure, which is often used by partnerships and limited liability companies and allows DDM, a Delaware limited liability company indirectly owned by Mark Walker (“Walker”) and Keith Smith (“Smith”), to retain its equity ownership in DDH LLC and to continue to realize tax benefits

Exhibit 99.1
associated with owning interests in an entity that is treated as a partnership, or “pass-through” entity, for U.S. federal income tax purposes. DDM holds economic nonvoting LLC Units in DDH LLC and holds noneconomic voting equity interests in the form of the Class B Common Stock in Direct Digital Holdings (See Note 4 — Stockholders’ Deficit and Stock-Based Compensation). One of the tax benefits to DDM associated with this structure is that future taxable income of DDH LLC that is allocated to DDM will be taxed on a pass-through basis and therefore will not be subject to corporate taxes at the entity level. Additionally, DDM may, from time to time, redeem or exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis. The Up-C structure also provides DDM with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. If the Company ever generates sufficient taxable income to utilize the tax benefits, DDH expects to benefit from the Up-C structure because, in general, the Company expects cash tax savings in amounts equal to 15% of certain tax benefits arising from such redemptions or exchanges of DDM’s LLC Units for Class A Common Stock or cash and certain other tax benefits covered by the TRA. As described in Note 5 — Tax Receivable Agreement and Income Taxes, for the year ended December 31, 2024, $5.2 million was recorded as income in other income (expense) for such change as the deferred taxes giving rise to the TRA have a valuation allowance recorded to offset the deferred tax assets.
The aggregate balance of tax receivable liabilities as of December 31, 2024 and 2023, is as follows (in thousands):

	December 31,
	2024	2023
Liability related to tax receivable agreement:
Short term	$41	$41
Long term	—	5,201
Total liability related to tax receivable agreement	$41	$5,242
Note 7 — Segment Information
Revenue by business segment is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Sell-side advertising	$35,660	$122,434
Buy-side advertising	26,628	34,676
Total revenues	$62,288	$157,110
Operating loss by business segment reconciled to loss before income taxes is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Sell-side advertising	$(579)	$4,874
Buy-side advertising	4,001	7,792
Corporate office expenses	(16,655)	(14,851)
Total operating loss	(13,233)	(2,185)
Corporate other expense	(542)	(4,091)
Loss before income taxes	$(13,775)	$(6,276)

Exhibit 99.1
Total assets by business segment are as follows (in thousands):

	December 31,
	2024	2023
Sell-side advertising	$3,755	$34,354
Buy-side advertising	18,664	22,539
Corporate office	3,587	12,042
Total assets	$26,006	$68,935
Note 8 — Net Loss Per Share
The Company has two classes of common stock, Class A and Class B. Shares of the Company’s Class B Common Stock do not share in the earnings or losses attributable to Direct Digital Holdings, Inc. and are therefore not participating securities. The Company uses the two-class method to calculate basic and diluted earnings per share as a result of outstanding participating securities in the form of warrants. The holders of warrants do not have a contractual obligation to share in the Company’s losses. As such, losses are attributed entirely to common stockholders and for periods in which the Company has reported a net loss, diluted loss per common share is the same as basic loss per common share. The following table sets forth the computation of the Company’s basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31,
	2024	2023
Net loss attributable to Class A shareholders and participating securities	(6,236)	(2,194)
Less: net loss allocated to participating securities	—	—
Net loss allocated to Class A shareholders	$(6,236)	$(2,194)

Weighted average common shares outstanding - basic	68	54
Class B Common Stock	—	—
Options to purchase common stock	—	—
Unvested restricted stock units	—	—
Weighted average common shares outstanding - diluted	68	54
Net loss per common share, basic	$(91.26)	$(40.40)
Net loss per common share, diluted	$(91.26)	$(40.40)
The following weighted-average outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2024	2023
Class B Common Stock	198	205
Options to purchase common stock	6	9
Restricted stock units	7	6
Total excludable from net loss per share attributable to common stockholders - diluted	211	220

Exhibit 99.1
Note 9 — Commitments and Contingencies
Litigation
We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. As of the date hereof, except as set forth below, we are not a party to any material legal or administrative proceedings nor are there any proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.
On May 10, 2024, the Company was the subject of a defamatory article / blog post. In connection with this post, one of the Company’s sell-side customers paused its connection to the Company while the allegations were investigated. This customer reconnected the Company on May 22, 2024 and sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024. The Company is actively working with its partners to achieve prior volume levels. In May 2024, the Company, as plaintiff, filed a lawsuit against the author of the defamatory article. On March 5, 2025, the United States District Court for the District of Maryland denied the defendant’s motion to dismiss in its entirety, and the Company will continue to vigorously pursue its claims and rights. The Company cannot make any predictions about the final outcome of this litigation matter or the timing thereof.
On May 23, 2024, an alleged stockholder, purportedly on behalf of the persons or entities who purchased or acquired publicly traded securities of the Company between April 2023 and March 2024, filed a putative class action against the Company, certain of our officers and directors, and other defendants in the U.S. District Court for the Southern District of Texas, alleging violations of federal securities laws related to alleged false or misleading disclosures made by the Company in its public filings. On July 9, 2024, another alleged stockholder filed a similar securities class action against the Company, certain of our officers and directors, also in the Southern District of Texas. The two actions have been consolidated. Each of these complaints seeks unspecified damages, plus costs, fees, and attorneys’ fees. The Company cannot make any predictions about the final outcome of this matter or the timing thereof but believes that plaintiffs’ claims lack merit and intends to vigorously defend these lawsuits.
Other Expense (within Operating Expenses)
Typically, short payments received from our customers are charged back to our publishers, in accordance with our contracts with the publishers. In January 2024, we received notice from one of our sell-side customers that it would be short paying the Company’s invoices. The Company has requested, but has not yet received, an explanation from the customer for the short payment, and therefore the Company disputed it. Because this information has not been received, the Company paid $8.8 million to a few publishers related to these charges. As a result, for the year ended December 31, 2023, the Company has not recognized revenue related to the short payments and recognized $8.8 million in other expense related to the payments made to the publishers. Although the Company is attempting to recover these amounts, recovery is neither estimable or probable and there can be no assurance that the Company will recover any amounts associated with this matter. We do not expect these amounts to recur in any material fashion, although there is no assurance that customers will not take such action in the future.
Operating Leases
During the years ended December 31, 2024 and 2023, the Company incurred fixed rent expense associated with operating leases for real estate of $0.3 million and $0.3 million, respectively. The Company did not have any finance

Exhibit 99.1
leases, short-term leases nor variable leases over this time period. During the years ended December 31, 2024 and 2023, the Company had the following cash and non-cash activities associated with leases (in thousands):

	Year Ended December 31,
Cash paid for amounts included in the measurement of lease liabilities:	2024	2023
Operating cash outflow for operating leases	$206	$154
Non-cash changes to the operating lease ROU assets and operating lease liabilities:
Additions and modifications to ROU asset obtained from new operating liabilities	$200	$153
The weighted-average remaining lease term and discount rate for the Company’s operating leases is 4.5 years and 8.3%, respectively, as of December 31, 2024. The weighted-average remaining lease term and discount rate for the Company’s operating leases is 5.5 years and 8.3%, respectively, as of December 31, 2023.
The future payments due under operating leases as of December 31, 2024 is as follows (in thousands):

2025	$258
2026	265
2027	269
2028	167
2029	171
Thereafter	29
Total undiscounted lease payments	1,159
Less effects of discounting	(188)
Less current lease liability	(188)
Total operating lease liability, net of current portion	$783
Note 10 — Property, Equipment and Software, net
Property, equipment and software, net consists of the following (in thousands):

	Useful Life (Years)	December 31,
		2024	2023
Furniture and fixtures	5	$138	$128
Computer equipment	3	20	20
Leasehold improvements	15	43	36
Capitalized software	3	702	702
Property, equipment and software, gross		903	886
Less: accumulated depreciation and amortization		(562)	(287)
Total property, equipment and software, net		$341	$599
The following table summarizes depreciation and amortization expense related to property, equipment and software by line item for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Cost of revenues	$167	$218
General and administrative	108	35
Total depreciation and amortization	$275	$253

Exhibit 99.1
Note 11 — Intangible Assets, net
The Company records amortization expense on a straight-line basis over the life of the identifiable intangible assets related to an acquisition in September 2020. For the years ended December 31, 2024 and 2023, amortization expense of $2.0 million and $2.0 million, respectively, was recognized. As of December 31, 2024 and 2023, intangible assets net of accumulated amortization was $9.7 million and $11.7 million, respectively.
As of December 31, 2024 and 2023, intangible assets and the related accumulated amortization, weighted-average remaining life and future amortization expense are as follows (in thousands):

	December 31, 2024
	Weighted-Average Remaining Life (Years)	Original Amount	Accumulated Amortization	Net Total
Customer Lists	5.8	$13,028	$(5,537)	$7,491
Trademarks and tradenames	5.8	3,501	(1,488)	2,013
Non-compete agreements	0.8	1,505	(1,279)	226
Total intangible assets, net		$18,034	$(8,304)	$9,730

	December 31, 2023
	Weighted-Average Remaining Life (Years)	Original Amount	Accumulated Amortization	Net Total
Customer Lists	6.8	$13,028	$(4,234)	$8,794
Trademarks and tradenames	6.8	3,501	(1,138)	2,363
Non-compete agreements	1.8	1,505	(978)	527
Total intangible assets, net		$18,034	$(6,350)	$11,684

December 31, 2024
2025	$1,879
2026	1,653
2027	1,653
2028	1,653
2029	1,653
Thereafter	1,239
Total future amortization expense	$9,730

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$871	$1,445
Accounts receivable, net of provision for credit losses of $944 and $978, respectively	3,594	4,973
Prepaid expenses and other current assets	2,138	2,117
Total current assets	6,603	8,535
Property, equipment and software, net	164	341
Goodwill	6,520	6,520
Intangible assets, net	8,265	9,730
Operating lease right-of-use assets	749	832
Other long-term assets	234	48
Total assets	$22,535	$26,006
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$8,183	$7,657
Accrued liabilities	1,888	1,257
Accrued liabilities - related party	1,875	—
Liability related to tax receivable agreement, current portion	41	41
Current maturities of long-term debt	—	3,700
Current maturities of long-term debt - related party	4,931	—
Deferred revenues	548	507
Operating lease liabilities, current portion	215	188
Income taxes payable	66	—
Total current liabilities	17,747	13,350
Long-term debt, net of current portion, deferred financing cost and debt discount	150	31,603
Long-term debt, net of current portion, deferred financing cost and debt discount - related party	10,667	—
Operating lease liabilities, net of current portion	666	783
Total liabilities	29,230	45,736
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ DEFICIT
Series A Convertible Preferred Stock, $0.001 par value per share, 10,000,000 shares authorized, 25,000 and 0 shares issued and outstanding, respectively	—	—
Class A Common Stock, $0.001 par value per share, 160,000,000 shares authorized, 303,181 and 99,100 shares issued and outstanding, respectively	—	—
Class B Common Stock, $0.001 par value per share, 20,000,000 shares authorized, 174,100 and 197,600 shares issued and outstanding, respectively	—	—
Additional paid-in capital	14,889	3,786
Accumulated deficit	(16,058)	(8,774)
Noncontrolling interest	(5,526)	(14,742)
Total stockholders’ deficit	(6,695)	(19,730)
Total liabilities and stockholders’ deficit	$22,535	$26,006
See accompanying notes to the unaudited condensed consolidated financial statements.

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Sell-side advertising	$641	$2,202	$5,153	$33,001
Buy-side advertising	7,343	6,873	21,133	20,204
Total revenues	7,984	9,075	26,286	53,205
Cost of revenues
Sell-side advertising	1,457	2,654	6,946	30,670
Buy-side advertising	4,313	2,907	11,171	8,091
Total cost of revenues	5,770	5,561	18,117	38,761
Gross profit	2,214	3,514	8,169	14,444
Operating expenses
Compensation, taxes and benefits	3,624	3,526	10,927	12,216
General and administrative	2,501	3,646	7,502	10,757
Total operating expenses	6,125	7,172	18,429	22,973
Loss from operations	(3,911)	(3,658)	(10,260)	(8,529)
Other income (expense)
Other income	15	99	61	190
Expenses for Equity Reserve Facility	—	—	(198)	—
Derecognition of tax receivable agreement liability	—	5,201	—	5,201
Interest expense	(1,104)	(1,413)	(4,739)	(4,068)
Total other (expense) income, net	(1,089)	3,887	(4,876)	1,323
(Loss) income before income taxes	(5,000)	229	(15,136)	(7,206)
Income tax expense	—	6,606	—	6,132
Net loss	(5,000)	(6,377)	(15,136)	(13,338)
Net loss attributable to noncontrolling interest	(2,320)	(3,687)	(7,852)	(9,283)
Net loss attributable to Direct Digital Holdings, Inc.	$(2,680)	$(2,690)	$(7,284)	$(4,055)
Net loss per common share attributable to Direct Digital Holdings, Inc.:
Basic	$(13.01)	$(39.01)	$(42.68)	$(60.82)
Diluted	$(13.01)	$(39.01)	$(42.68)	$(60.82)
Weighted-average number of shares of common stock outstanding:
Basic	233	68	179	66
Diluted	233	68	179	66
See accompanying notes to the unaudited condensed consolidated financial statements.

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(Unaudited)
(in thousands except share data)
Nine Months Ended September 30, 2025

	Preferred Stock		Common Stock				APIC	Accumulated Deficit	Noncontrolling Interest	Stockholders’ Deficit
	Series A Convertible		Class A		Class B
	Units	Amount	Units	Amount	Units	Amount
Balance, December 31, 2024	—	$—	99,100	$—	197,600	$—	$3,786	$(8,774)	$(14,742)	$(19,730)
Stock-based compensation	—	—	—	—	—	—	1,079	—	—	1,079
Issuance related to vesting of restricted stock units, net of tax withholdings	—	—	3,138	—	—	—	—	—	—	—
Issuance pursuant to the Equity Reserve Facility	—	—	177,443	—	—	—	5,872	—	—	5,872
Conversion of Class B to Class A Common Stock	—	—	23,500	—	(23,500)	—	(1,782)	—	1,782	—
Issuance of Series A Convertible Preferred Stock, net of issuance costs	25,000	—	—	—	—	—	21,220	—	—	21,220
Net loss	—	—	—	—	—	—	—	(7,284)	(7,852)	(15,136)
Noncontrolling interest rebalancing	—	—	—	—	—	—	(15,286)	—	15,286	—
Balance, September 30, 2025	25,000	$—	303,181	$—	174,100	$—	$14,889	$(16,058)	$(5,526)	$(6,695)
Three Months Ended September 30, 2025

	Preferred Stock		Common Stock				APIC	Accumulated Deficit	Noncontrolling Interest	Stockholders’ Deficit
	Series A Convertible		Class A		Class B
	Units	Amount	Units	Amount	Units	Amount
Balance, June 30, 2025	—	$—	219,442	$—	189,964	$—	$2,798	$(13,378)	$(14,001)	$(24,581)
Stock-based compensation	—	—	—	—	—	—	374	—	—	374
Issuance related to vesting of restricted stock units, net of tax withholdings	—	—	602	—	—	—	—	—	—	—
Conversion of Class B to Class A Common Stock	—	—	15,864	—	(15,864)	—	(1,169)	—	1,169	—
Issuance pursuant to the Equity Reserve Facility	—	—	67,273	—	—	—	1,292	—	—	1,292
Issuance of Series A Convertible Preferred Stock, net of issuance costs	25,000	—	—	—	—	—	21,220	—	—	21,220
Net loss	—	—	—	—	—	—	—	(2,680)	(2,320)	(5,000)
Noncontrolling interest rebalancing	—	—	—	—	—	—	(9,626)	—	9,626	—
Balance, September 30, 2025	25,000	$—	303,181	$—	174,100	$—	$14,889	$(16,058)	$(5,526)	$(6,695)
Nine Months Ended September 30, 2024

	Common Stock				APIC	Accumulated Deficit	Noncontrolling Interest	Stockholders’ Deficit
	Class A		Class B
	Units	Amount	Units	Amount
Balance, December 31, 2023	63,250	$—	197,600	$—	$3,081	$(2,538)	$(5,962)	$(5,419)
Stock-based compensation	—	—	—	—	811	—	—	811
Issuance related to vesting of restricted stock units, net of tax withholdings	3,547	—	—	—	—	—	—	—
Warrants exercised	711	—	—	—	215	—	—	215
Stock options exercised	228	—	—	—	92	—	—	92
Issuance of stock in lieu of cash bonus, net of tax withholdings	1,267	—	—	—	912	—	—	912
Net loss	—	—	—	—	—	(4,055)	(9,283)	(13,338)
Noncontrolling interest rebalancing	—	—	—	—	(1,615)	—	1,615	—
Balance, September 30, 2024	69,003	$—	197,600	$—	$3,496	$(6,593)	$(13,630)	$(16,727)
Three Months Ended September 30, 2024

	Common Stock				APIC	Accumulated Deficit	Noncontrolling Interest	Stockholders’ Equity
	Class A		Class B
	Units	Amount	Units	Amount
Balance, June 30, 2024	68,880	$—	197,600	$—	$3,459	$(3,903)	$(10,065)	$(10,509)
Stock-based compensation	—	—	—	—	149	—	—	149
Issuance related to vesting of restricted stock units, net of tax withholdings	54	—	—	—	—	—	—	—
Stock options exercised	69	—	—	—	10	—	—	10
Net loss	—	—	—	—	—	(2,690)	(3,687)	(6,377)
Noncontrolling interest rebalancing	—	—	—	—	(122)	—	122	—
Balance, September 30, 2024	69,003	$—	197,600	$—	$3,496	$(6,593)	$(13,630)	$(16,727)
See accompanying notes to the unaudited condensed consolidated financial statements.

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash Flows Used In Operating Activities:
Net loss	$(15,136)	$(13,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing cost and debt discount (premium), net	3,123	558
Amortization of intangible assets	1,465	1,465
Reduction in carrying amount of right-of-use assets	135	115
Depreciation and amortization of property, equipment and software	215	205
Stock-based compensation	1,079	811
Deferred income taxes	—	6,132
Derecognition of tax receivable agreement liability	—	(5,201)
Provision for credit losses/bad debt expense	6	36
Changes in operating assets and liabilities:
Accounts receivable	1,373	30,884
Prepaid expenses and other assets	(878)	(394)
Accounts payable	639	(27,474)
Accrued liabilities and tax receivable agreement payable	978	(1,471)
Income taxes payable	66	65
Deferred revenues	41	595
Operating lease liability	(142)	(83)
Net cash used in operating activities	(7,036)	(7,095)
Cash Flows Used In Investing Activities:
Cash paid for capitalized software and property and equipment	(38)	(17)
Net cash used in investing activities	(38)	(17)
Cash Flows Provided by Financing Activities:
Proceeds from note payable	3,804	—
Payments on term loan	—	(373)
Proceeds from line of credit	—	6,700
Payments on shares withheld for taxes	—	(551)
Payment of expenses for Equity Reserve Facility	(198)	—
Proceeds from issuance of Class A Common Stock	6,708	—
Payments on financed insurance premiums	(114)	—
Payments on line of credit	(3,700)	—
Proceeds from options exercised	—	92
Proceeds from warrants exercised	—	215
Net cash provided by financing activities	6,500	6,083
Net decrease in cash and cash equivalents	(574)	(1,029)
Cash and cash equivalents, beginning of the period	1,445	5,116
Cash and cash equivalents, end of the period	$871	$4,087
Non-cash Financing Activities:
Financed insurance premiums	$291	$—
Common stock issued for subscription receivable	$525	$—
Conversion of term loan into preferred stock net of premium	$21,399	$—
Accrued term loan amendment closing fee	$1,000	$—
Funding of interest reserve through debt	$93	$—
Non-cash funding of debt issuance costs	$78	$—
See accompanying notes to the unaudited condensed consolidated financial statements.

Exhibit 99.1
DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1 — Organization and Description of Business
Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021 and headquartered in Houston, Texas, together with its subsidiaries, is an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies and middle market businesses deliver successful marketing results that drive return on investment (“ROI”) across both the sell- and buy-side of the digital advertising ecosystem. Direct Digital Holdings, Inc. is the holding company for Direct Digital Holdings, LLC (“DDH LLC”), the business formed by the Company’s founders in 2018 through acquisitions of Colossus Media, LLC (“Colossus Media”) and Huddled Masses, LLC (“Huddled Masses®” or “Huddled Masses”). Colossus Media operates the Company’s proprietary sell-side programmatic platform (“SSP”) operating under the trademarked banner of Colossus SSPTM (“Colossus SSP”). In September 2020, DDH LLC acquired Orange142, LLC (“Orange 142”) to further bolster its overall programmatic buy-side advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, Direct Digital Holdings, Inc. completed an initial public offering of its securities and, together with DDH LLC, effected a series of transactions (together, the “Organizational Transactions”) whereby Direct Digital Holdings, Inc. became the sole managing member of DDH LLC, the holder of 100% of the voting interests of DDH LLC and the holder of 19.7% of the economic interests of DDH LLC, commonly referred to as an “Up-C” structure. (See Note 6 — Related Party Transactions). In October 2024, the Company announced the unification of its buy-side businesses, Orange 142 and Huddled Masses. In these condensed consolidated financial statements, the “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us” and “our” refer to Direct Digital Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including DDH LLC and, unless otherwise stated, its subsidiaries. All of the subsidiaries are incorporated in the state of Delaware, except for DDH LLC, which was formed under the laws of the State of Texas.
Direct Digital Holdings, Inc. owns 100% of the voting interest in DDH LLC and as of September 30, 2025, it owns 63.5% of the economic interest in DDH LLC. See further discussion of the Up-C structure in Note 6 — Related Party Transactions. DDH LLC was formed on June 21, 2018 and acquired by DDH on February 15, 2022 in connection with the Organizational Transactions. DDH LLC’s wholly-owned subsidiaries are as follows:

Subsidiary	Business Segment	Date of Formation	Date of Acquisition
Colossus Media, LLC	Sell-side	September 8, 2017	June 21, 2018
Orange142, LLC	Buy-side	March 6, 2013	September 30, 2020
Huddled Masses, LLC	Buy-side	November 13, 2012	June 21, 2018
Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes an advertising platform that automates the sale of ad inventory between advertisers and marketers. Our platform is intended to help brands, media holding companies, independent agencies or emerging businesses reach audiences, curated creators and publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV (“CTV”). Our platform offers advertising inventory and creator content that is intended to align with brands, media holding companies and mid-market agencies focusing on key growth audiences.
Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple demand side platforms (“DSPs”), across multiple industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native including

Exhibit 99.1
programmatic, search, social, influencer marketing and audio advertisements that are delivered both at scale and on a highly targeted basis.
Providing both the front-end, buy-side operations coupled with the Company’s proprietary sell-side operations is intended to enable the Company to curate the first through the last mile in the ad tech ecosystem execution process to drive higher results.
Note 2 — Basis of Presentation and Consolidation and Summary of Significant Accounting Policies
Basis of presentation and consolidation
The accompanying condensed unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting and as required by Rule 8-03 of Regulation S-X. Accordingly, the condensed unaudited consolidated financial statements may not include all of the information and notes required by GAAP for audited financial statements. The condensed consolidated balance sheet as of December 31, 2024 included herein was derived from audited financial statements but does not include all disclosures required by GAAP for complete financial statements. In the opinion of the Company’s management, the accompanying condensed unaudited consolidated financial statements contain all adjustments, consisting of items of a normal and recurring nature, necessary to present fairly the Company’s financial position as of September 30, 2025, the results of its operations for the three and nine months ended September 30, 2025 and 2024, cash flows for the nine months ended September 30, 2025 and 2024, and stockholders’ deficit for the three and nine months ended September 30, 2025 and 2024. The results of operations for the three and nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the full year. The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities, and related disclosures, as of the date of the financial statements, and the amounts of revenues and expenses reported during the period. Actual results could differ from estimates. The accompanying condensed unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the accompanying notes for the year ended December 31, 2024.
The condensed consolidated financial statements include the accounts of Direct Digital Holdings, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards otherwise applicable to public companies until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) it is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The adoption dates discussed below reflect this election.
Reverse Stock Split
On January 8, 2026, we filed a certificate of amendment (the “Amendment”) to our amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 55-to-reverse stock split of all classes of our issued and outstanding common stock, without any change to par value (the “Reverse Stock Split”). The Reverse Stock Split became effective January 12, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The Reverse Stock Split was intended to bring the Company into compliance with Nasdaq’s Bid Price Rule. All share and per share amounts of our common stock listed in this prospectus have been adjusted to give effect to the reverse stock split.

Exhibit 99.1
Revenue recognition
The Company recognizes revenue using the following five steps: 1) identification of a contract with a customer; 2) identification of the performance obligation(s) in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligation(s) in the contract; and 5) recognition of revenue when, or as, the performance obligation(s) are satisfied. The Company’s revenues are derived primarily from two sources: sell-side advertising and buy-side advertising. Thus, the Company disaggregates the revenue earned into these two segments. For additional segment disclosures, refer to Note 7 — Segment Information. The Company maintains agreements with its customers in the form of written service agreements, which set out the terms of the relationship, including payment terms (typically 30 to 90 days).
For the sell-side advertising segment, the Company generates revenue by selling advertising inventory (digital ad units) that the Company purchases from publishers to advertisers through a process of monetizing ad impressions on the Company’s proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. For the buy-side advertising segment, the Company generates revenue from customers that enter into agreements with the Company to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features.
In connection with the Company’s analysis of principal-versus-agent considerations, the Company has evaluated the specified goods or services and considered whether the Company controls the goods or services before they are provided to the customer, including the three indicators of control. Based upon this analysis and the Company’s specific facts and circumstances, the Company concluded that it is a principal for the goods or services sold through both the Company’s sell-side advertising segment and buy-side advertising segment. On the sell-side advertising segment, the Company combines goods or services into a combined output that forms a single performance obligation to the end customer while on the buy-side advertising segment, the Company controls the specified goods or services before it is transferred to the end customer. Additionally, the Company is the primary obligor in the agreement with customers in both the Company’s sell-side advertising segment and buy-side advertising segment. Therefore, the Company reports revenue on a gross basis inclusive of all supplier costs and pays suppliers for the cost of digital media, advertising inventory, data and any add-on services or features.
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising segment, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing while, in our buy-side segment, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity.
Sell-side advertising
The Company partners with publishers to sell advertising inventory to the Company’s Colossus Media-curated clients and the open markets (collectively referred to as “buyers”) seeking to access the general market as well as unique multi-cultural audiences. The Company generates revenue from the delivery of targeted digital media solutions, enabling advertisers to connect intelligently with their audiences across online display, video, social and mobile mediums using its proprietary programmatic SSP. The Company refers to its publishers, app developers, and channel partners collectively as its “publishers.” The Company’s platform allows the Company to sell, in real time, ad impressions from publishers to buyers and provides automated inventory management and monetization tools to publishers across various device types and digital ad formats. The Company recognizes revenue at a point in time when an ad is delivered or displayed in response to a winning bid request from ad buyers.
Cash payments made to customers to support integration efforts and long-term contracts are recorded to prepaid expenses or other long-term assets (contract assets) and amortized to revenue over the term of the contract. The Company recorded contract assets in prepaid expenses and other current assets for $0.3 million and $0 and in other long-term assets for $0.2 million and $0 as of September 30, 2025 and December 31, 2024, respectively. During the nine months ended September 30, 2025 and 2024 the Company has amortized $0.1 million and $0, respectively.

Exhibit 99.1
Buy-side advertising
The Company purchases media based on the budget established by its customers with a focus on leveraging data services, customer branding, real-time market analysis and micro-location advertising. The Company offers its services on a fully managed basis, which is recognized over time using the output method when the performance obligation is fulfilled. An “impression” is delivered when an advertisement appears on pages viewed by users. The performance obligation, consisting of a series of distinct services, is satisfied over time as the volume of impressions are delivered, up to the contractual maximum. Many customers run several different campaigns throughout the year to capitalize on different seasons, special events and other happenings at their respective regions and localities. The Company provides digital advertising and media buying capabilities with a focus on generating measurable digital and financial life for its customers.
Revenue arrangements are evidenced by a fully executed insertion order (“IO”) and/or a master service agreement (“MSA”) covering a combination of marketing tactics. Generally, IOs specify the number and type of advertising impressions to be delivered over a specified time at an agreed upon price and performance objectives for an ad campaign. Performance objectives are generally a measure of targeting, as defined by the parties in advance, such as number of ads displayed, consumer clicks on ads or consumer actions (which may include qualified leads, registrations, downloads, inquiries or purchases). These payment models are commonly referred to as CPM (cost per impression), CPC (cost per click) and CPA (cost per action). The majority of the Company’s contracts are flat-rate, fee-based contracts.
Cash payments received prior to the Company’s delivery of its services are recorded to deferred revenue until the performance obligation is satisfied. The Company recorded deferred revenue (contract liabilities) to account for billings in excess of revenue recognized, primarily related to contractual minimums billed in advance and customer prepayment, of $0.5 million and $0.5 million as of September 30, 2025 and December 31, 2024, respectively. Revenue recognized during the nine months ended September 30, 2025 and 2024 from amounts included within the deferred revenue balances at the beginning of each respective period amounted to $0.5 million and $0.4 million, respectively.
Accounting Standards Codification (“ASC”) 606 provides various optional practical expedients. The Company elected the use of the practical expedient relating to the disclosure of remaining performance obligations within a contract and will not disclose remaining performance obligations for contracts with an original expected duration of one year or less.
Goodwill
As of September 30, 2025 and December 31, 2024, goodwill was $6.5 million, including amounts related to acquisitions in 2018 and in 2020. The goodwill is deductible for tax purposes and is assessed for impairment at least annually (December 31) starting with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in our management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative goodwill impairment analysis is performed. Depending upon the results of the quantitative measurement, the recorded goodwill may be written down and an impairment expense is recorded in the condensed consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. Goodwill is reviewed annually and tested for impairment upon the occurrence of a triggering event. The carrying value of the Company’s sell-side reporting unit was negative as of September 30, 2025. Goodwill of $1.2 million as of September 30, 2025 is allocated to the sell-side reporting unit, which is included in the sell-side reportable segment. The Company determined that there was no impairment of goodwill during the nine months ended September 30, 2025 and 2024.
Intangible assets, net
Intangible assets consist of customer relationships, trademarks and non-compete agreements. Intangible assets are recorded at fair value at the time of their acquisition and are stated within the condensed consolidated balance

Exhibit 99.1
sheets net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives and recorded as amortization expense within general and administrative expenses in the condensed consolidated statements of operations. The Company’s intangible assets are being amortized over their estimated useful lives, using the straight-line method with non-compete agreements over 5 years and other intangibles over 10 years.
Impairment of long-lived assets
The Company evaluates the recoverability of long-lived assets, including property, equipment and software costs and intangible assets if facts or circumstances indicate that any of those assets might be impaired. ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows to determine if a write-down to fair value is necessary. No impairment loss was recognized during the nine months ended September 30, 2025 and 2024.
Stock-based compensation
Stock-based compensation cost for options and restricted stock units (“RSU”) awarded to employees and directors is measured at the grant date based on the calculated fair value of the award and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant). Contingently issued awards with a requisite service period that precedes the grant date are measured and recognized at the start of the requisite service period and remeasured each reporting period until the grant date.
The Company estimates the fair value of RSUs based on the closing price of the Company’s common stock on the date of the grant. The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the Company’s stock price, as well as assumptions regarding the expected common stock price volatility over the term of the stock options, the expected term of the stock options, risk-free interest rates and the expected dividend yield. The risk-free interest rate is derived using the U.S. Treasury yield curve in effect at date of grant. Other assumptions are based on historical experience and activity. The Company considers an estimated forfeiture rate for stock options based on historical experience and the anticipated forfeiture rates during the future contract life.
Income taxes
In February 2022, concurrent with the Organizational Transactions, the Company entered into a tax receivable agreement (“Tax Receivable Agreement” or “TRA”) with DDH LLC and Direct Digital Management, LLC (“DDM”). The TRA provides for certain income (loss) allocations between the Company and DDH LLC under the agreement. DDH LLC is a limited liability company, is treated as a partnership for federal income tax purposes and generally is not subject to any entity-level U.S. federal income tax and certain state and local income taxes. Any taxable income or loss generated by the Company is allocated to holders of LLC units (“LLC Units”) in accordance with the Second Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income or loss under the LLC Agreement. Pursuant to the Company’s election under Section 754 of the Internal Revenue Code (the “Code”), the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC Units are redeemed or exchanged by the members of DDH, LLC. The Company made an election under Section 754 of the Code for each taxable year in which a redemption or exchange of LLC interest occurred. During the nine months ended September 30, 2025, members of DDM exchanged 23,500 shares of Class B Common Stock into shares of Class A Common Stock. No shares were exchanged or converted during the nine months ended September 30, 2024.
Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The establishment of a valuation allowance requires significant judgment and is impacted by various estimates. Both positive and negative evidence, as well as the

Exhibit 99.1
objectivity and verifiability of that evidence, is considered in determining the appropriateness of recording a valuation allowance on deferred tax assets.
Accounts receivable, net
Accounts receivable primarily consists of billed amounts for products and services rendered to customers under normal trade terms. The Company performs credit evaluations of its customers’ financial condition and generally does not require collateral. Accounts receivable are stated at net realizable value. The Company insures a significant portion of its accounts receivable with unrelated third-party insurance companies in an effort to mitigate any future write-offs and establishes provision for credit losses as deemed necessary for accounts not covered by this insurance. Management periodically reviews outstanding accounts receivable for reasonableness. If warranted, the Company processes a claim with the third-party insurance company to recover uncollected balances, rather than writing the balances off to bad debt expense. The guaranteed recovery for the claim is approximately 90% of the original balance, and if the full amount is collected by the insurance company, the remaining 10% is remitted to the Company. If the insurance company is unable to collect the full amount, the Company records the remaining 10% to bad debt expense. The Company’s provision for credit losses reflects the current expected credit loss inherent in the accounts receivable considering the Company’s aging analysis, historical collection experience, customer creditworthiness, current and future economic conditions and market conditions. Accounts receivable balances are written off against the provision when the Company believes it is probable the receivable will not be recovered. For the nine months ended September 30, 2025 and 2024, the Company’s provision for credit losses net of recoveries, as reflected in the condensed consolidated statements of cash flows, was less than $0.1 million.
Concentrations of customers and suppliers
There is an inherent concentration of credit risk associated with accounts receivable arising from revenue from major customers on both the sell-side and buy-side of the business. For the three months ended September 30, 2025, two customers (both buy-side) accounted for 30% of revenues. For the three months ended September 30, 2024, one customer of the buy-side of the business accounted for 12% of revenues. For the nine months ended September 30, 2025, two customers (both buy-side) accounted for 27% of revenues. For the nine months ended September 30, 2024, one sell-side customer represented 52% of revenues. As of September 30, 2025, two buy-side customers accounted for 33% of accounts receivable. As of December 31, 2024, three customers (two buy-side and one sell-side) accounted for 34% of accounts receivable.
As of September 30, 2025 and December 31, 2024, two vendors and one vendor each accounted for at least 10%, and collectively accounted for 33% and 16%, respectively, of accounts payable.
Accrued liabilities
The components of accrued liabilities on the condensed consolidated balance sheet as of September 30, 2025 and December 31, 2024 are as follows (in thousands):

	September 30, 2025	December 31, 2024
Accrued compensation and benefits	$286	$330
Accrued expenses	1,602	877
Accrued bank fees and interest	—	50
Total accrued liabilities	$1,888	$1,257
Cash and cash equivalents
Cash and cash equivalents consist of funds deposited with financial institutions and highly liquid instruments with original maturities of three months or less. Such deposits may, at times, exceed federally insured limits. The risk of loss attributable to any uninsured balances is mitigated by depositing funds only in high credit quality financial institutions. The Company has not experienced any losses in such amounts and believes it is not exposed to any significant credit risk to cash.

Exhibit 99.1
Deferred offering, financing, discount, issuance costs and debt premium
The Company records certain legal, accounting and other third-party fees that are directly associated with a debt financing to deferred financing costs in the event that the Company completes the debt financing. Costs associated with debt financings are amortized to interest expense using the effective interest method over the life of the debt. Unamortized deferred financing costs are netted against debt or classified as prepaid expenses and other current assets in the condensed consolidated balance sheets. Fees that are directly associated with an equity offering are recorded to additional paid-in capital in the event the Company completes an equity issuance. The differences between the face amount and the proceeds upon issuance of debt are recorded as a discount or premium, including debt discount related to the interest reserve added under various amendments to the Company’s credit facilities, and netted against debt in the condensed consolidated balance sheets. Upon a modification, the Company established new effective interest rates based on the carrying value of the modified debt.
Fair value measurements
The Company employs a hierarchy which prioritizes the inputs used to measure recurring fair value into three distinct categories based on the lowest level of input that is significant to the fair value measurement. The methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest levels to unobservable inputs, summarized as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities.
•Level 2 – Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities).
•Level 3 – Significant unobservable inputs (including our own assumptions in determining fair value).
We use the cost, income or market valuation approaches to estimate the fair value of our assets and liabilities when insufficient market-observable data is available to support our valuation assumptions.
Fair value of financial instruments
The Company considers the fair value of all financial instruments, including cash, accounts receivable and accounts payable to approximate their carrying values at year-end due to their short-term nature. The carrying value of the Company’s debt approximates fair value due to the market rates of interest.
Net loss per share
Basic net loss per share excludes dilution and is determined by dividing net loss by the weighted average number of common shares outstanding including participating securities during the period. Diluted net income per share attributable to common stockholders reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock including stock options, restricted stock units and warrants using the treasury stock method, and Series A Convertible Preferred Stock using the if-converted method.
Recent accounting pronouncements
Accounting pronouncements adopted
In August 2023, the FASB issued ASU 2023-05, Business Combinations - Joint Ventures Formations, which requires that joint ventures, upon formation, apply a new basis of accounting by initially measuring assets and liabilities at fair value. The amendments in ASU 2023-05 are effective for joint ventures that are formed on or after January 1, 2025. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements. During the nine months ended September 30, 2025, the Company entered into a joint venture, but no material activity has occurred to date.

Exhibit 99.1
Accounting pronouncements not yet adopted
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions and applies to all entities subject to income taxes. The new standard is effective for public entities for annual periods beginning after December 15, 2024, and early adoption is permitted. The Company is currently evaluating the impact on the disclosures of the Company’s condensed consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which requires a tabular disclosure of the amounts of specified natural expense categories included in each relevant expense caption. Additionally, ASU 2024-03 requires the disclosure of the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The new standard is effective for annual reporting periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact on the disclosures of the Company’s condensed consolidated financial statements.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses: Measurement of Credit Losses for Accounts Receivable and Contract Assets, which simplifies the application of the current expected credit loss model for current accounts receivable and current contract assets under Accounting Standards Codification 606. The new standard is effective for annual reporting periods beginning after December 15, 2025, and interim periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact on the disclosures of the Company’s condensed consolidated financial statements.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s condensed consolidated financial statements.
Liquidity and capital resources
Going Concern
The Company evaluated whether relevant conditions or events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern. Substantial doubt exists when conditions and events, considered in the aggregate, indicate it is probable that a company will not be able to meet its obligations as they become due within one year after the issuance date of its financial statements. Management’s assessment is based on the relevant conditions that are known or reasonably knowable as of the date these condensed consolidated financial statements were issued or were available to be issued.
As discussed in Note 9 — Commitments and Contingencies, one of the Company’s sell-side customers paused its connection to the Company for a couple of weeks in May 2024, which reduced sell-side sales volumes. As of the date of this report, sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024 which has created significant disruption in the Company’s sell-side business. The Company is actively working with its partners to achieve prior volume levels. However, there can be no assurance that the Company will be able to achieve prior volume levels with its partners or on the timing of achieving such volume levels. Additionally, the Company (1) incurred a net loss of $15.1 million for the nine months ended September 30, 2025 including the impact of the sell-side disruption described above, (2) reported an accumulated deficit of $16.1 million as of September 30, 2025, (3) reported cash and cash equivalents of $0.9 million as of September 30, 2025, and (4) was notified by Nasdaq on October 18, 2024 that it was not in compliance with Nasdaq’s minimum stockholders’ equity requirements although it reported, on October 14, 2025, that it believes it has satisfied the stockholders’ equity requirement and awaits a formal compliance determination from Nasdaq. These factors raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months.
The Company anticipates sources of liquidity to include cash on hand, cash flow from operations, cash generated from its sales under the Company’s Equity Reserve Facility with New Circle Principal Investments LLC

Exhibit 99.1
and cash generated from other potential sales of equity and/or debt securities and has taken several actions to address liquidity concerns. These actions include (1) a plan to reduce expenses through a staff reduction, a pause on hiring and cost savings measures that was executed on July 1, 2024 with continuing cost savings impacts through September 30, 2025, (2) working with lenders to provide temporary various relief from debt covenants via amendments from October 2024 through October 2025 (see Note 3 — Long-Term Debt) while rebuilding sell-side volumes, (3) putting in place a program to raise capital through an Equity Reserve Facility with stock sales continuing into 2025 (see Note 4 — Stockholders’ Deficit and Stock-Based Compensation), (4) converting $25.0 million and $10.0 million of debt with Lafayette Square to convertible preferred stock on August 8, 2025 and October 14, 2025, respectively, to achieve compliance with Nasdaq’s minimum stockholders’ equity requirement (see Note 3 - Long-Term Debt), (5) paying off the matured Credit Agreement with a term loan from Lafayette Square (see Note 3 - Long-Term Debt) and (6) a plan to maintain compliance with Nasdaq’s minimum stockholders’ equity requirement by raising additional funds in a registered or private offering. There can be no assurance that the Company’s actions will be successful or that additional financing will be available when needed or on acceptable terms.
The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
Note 3 — Long-Term Debt
At September 30, 2025 and December 31, 2024, long-term debt consisted of the following (in thousands):

	September 30, 2025	December 31, 2024
2021 Credit Facility (1)	$16,166	$37,362
Credit Agreement	—	3,700
Economic Injury Disaster Loan	150	150
Total long-term debt	16,316	41,212
Add: debt premium	3,151	—
Less: deferred financing cost (1)	(3,626)	(4,238)
Less: debt discount	(93)	(1,671)
Total long-term debt, net of deferred financing cost and debt discount	15,748	35,303
Less: current portion	(4,931)	(3,700)
Total long-term debt, including debt premium, net of current portion, deferred financing cost and debt discount	$10,817	$31,603
_________________
(1)As of September 30, 2025 and December 31, 2024, amount includes an exit fee of $3.0 million, which due at maturity or prepayment.

Exhibit 99.1
The components of interest expense and related fees for long-term debt is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest expense – 2021 Credit Facility (1)	$769	$1,020	$3,025	$2,975
Interest expense – Credit Agreement	81	206	222	531
Interest expense – other	5	1	14	4
Amortization of deferred financing cost and debt discount	699	186	1,928	558
Amortization of debt premium	(450)	—	(450)	—
Total interest expense and amortization of deferred financing cost and debt discount (premium), net	$1,104	$1,413	$4,739	$4,068
_________________
(1)For the three and nine months ended September 30, 2025, a portion of the interest expense related to the 2021 Credit Facility was applied against the interest reserve, as described below, and included in amortization of deferred financing cost and debt discount (premium), net in the condensed consolidated statement of cash flows.
Lafayette Square
On December 3, 2021, the Company entered into the Term Loan and Security Agreement (as amended, unless the context indicates otherwise, the “2021 Credit Facility”) with Lafayette Square Loan Services, LLC (“Lafayette Square”) as administrative agent, and the various lenders thereto. The term loan under the 2021 Credit Facility initially provided for a term loan in the principal amount of up to $32.0 million, consisting of a $22.0 million closing date term loan (the “Term Loan”) and an up to $10.0 million delayed draw term loan (the “Delayed Draw Loan”). The loans under the 2021 Credit Facility are calculated using Term Secured Overnight Financing Rate (“Term SOFR”) with a credit spread adjustment of 0.10% per annum for interest periods of one month and 0.15% per annum for interest periods of three months. The loans under the 2021 Credit Facility bear interest at Term SOFR plus the applicable margin minus any applicable impact discount. Prior to entering into the Fifth Amendment as defined below, the applicable margin under the 2021 Credit Facility was based on the consolidated total net leverage ratio of the Company at a rate of 7.00% per annum if the consolidated total net leverage ratio was less than or equal to 1.00 to 1.00 with gradual increases as the ratio increased up to 10.00% per annum if the consolidated total net leverage ratio was greater than 3.50 to 1.00. After giving effect to the Fifth Amendment, the applicable margin under the 2021 Credit Facility is based on the consolidated total leverage ratio of the Company at a rate of 7.00% per annum if the consolidated total leverage ratio is less than or equal to 1.00 to 1.00 with gradual increases as the ratio increases up to 10.00% per annum if the consolidated total leverage ratio is greater than 3.50 to 1.00. The maturity date of the 2021 Credit Facility is December 3, 2026.
On July 28, 2022, the Company entered into the Second Amendment and Joinder to Term Loan and Security Agreement and received proceeds of $4.3 million borrowed under the Delayed Draw Loan to pay the balance owed on the common unit redemption as well as costs associated with the transaction.
Subsequently, on October 3, 2023, the Company entered into the Fourth Amendment (the “Fourth Amendment”) to the 2021 Credit Facility and received proceeds of $3.6 million borrowed under the Delayed Draw Loan to make payments in connection with the consummation of the 2023 warrant tender offer and fees and expenses incurred as described in Note 4 — Stockholders’ Deficit and Stock-Based Compensation. In connection with the Fourth Amendment, the Company agreed it would not be permitted to request any additional funds under the Delayed Draw Loan, and Lafayette Square would not be obligated to fund any such requests.
Quarterly installment payments on the Term Loan and the Delayed Draw Loan, due on the last day of each fiscal quarter, began March 31, 2022 with a final installment due December 3, 2026 for remaining balances outstanding under each loan. Each quarterly installment payment under the closing date term loan was $0.1 million from January 1, 2022 through December 31, 2023, and each quarterly installment payment thereafter until maturity is $0.3 million. Each quarterly installment payment under the Delayed Draw Loan was 0.625% of the amount of the

Exhibit 99.1
Delayed Draw Loan through December 31, 2023, and each quarterly installment payment thereafter until maturity is 1.25% of the amount of the Delayed Draw Loan.
The 2021 Credit Facility contains customary affirmative and negative covenants, including restrictions on the ability to incur indebtedness, create certain liens, make certain investments, make certain dividends and other types of distributions, and enter into or undertake certain mergers, consolidations, acquisitions and sales of certain assets and subsidiaries. Prior to entering into the Fifth Amendment (as defined below), the Company was required to maintain varying threshold levels by quarter for the net leverage ratio and the fixed charge coverage ratio.
On October 15, 2024, with an effective date of June 30, 2024, the Company and Lafayette Square entered into the Fifth Amendment (the “Fifth Amendment”) to the 2021 Credit Facility which among other things, (1) deferred quarterly installment payments on the Term Loan and the Delayed Draw Loan for the periods from June 30, 2024 through December 31, 2025, (2) required that the Company pay a commitment fee of 50 basis points or an amount of $0.1 million to Lafayette Square, (3) allowed proceeds from future equity raises by the Company, if any, to cure potential financial covenant noncompliance, (4) provided for one-month and three-month interest periods and (5) replaced the financial covenants under the 2021 Credit Facility (effective as of June 30, 2024) with varying threshold levels by quarter for minimum trailing twelve months EBITDA, minimum liquidity, maximum consolidated total leverage ratio and minimum fixed charge coverage ratio. The Fifth Amendment was accounted for as a modification. In connection with the Fifth Amendment, fees paid to Lafayette Square totaling $0.1 million were capitalized and are being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt.
On December 27, 2024, the Company and Lafayette Square entered into the Sixth Amendment and Waiver (the “Sixth Amendment”) to the 2021 Credit Facility. Under the terms of the Sixth Amendment, among other changes, Lafayette Square extended a term loan equal to $6.0 million (the “Sixth Amendment Term Loan”). Lafayette Square and the Company agreed to use (1) $4.0 million out of the Sixth Amendment Term Loan to prepay the revolving credit notes under the Credit Agreement as defined below, and (2) $2.0 million to fund an interest reserve under the 2021 Credit Facility. The Sixth Amendment also (1) implemented a minimum unrestricted cash requirement of $750,000 at all times and removed the minimum consolidated EBITDA and minimum liquidity financial covenants, (2) requires Lafayette Square’s prior written consent for certain permitted dividends, including dividends to the Company’s shareholders and (3) waived certain existing events of default related to minimum EBITDA covenants. Additionally, the Company is required to provide to Lafayette Square a weekly cash flow forecast, prepared on a cumulative, weekly roll forward basis through a thirteen (13) week projection period. Lastly, a $3.0 million exit fee, which was fully earned upon execution of the Sixth Amendment and is payable directly to Lafayette Square at maturity or prepayment, was added to the term loan balance. The Sixth Amendment was accounted for as a modification. In connection with the Sixth Amendment, the $3.0 million exit fee was capitalized and is being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt, and fees paid to third parties totaling $0.1 million were expensed as incurred.
On August 8, 2025, the Company and Lafayette Square entered into the Seventh Amendment (the “Seventh Amendment”) which among other things, (1) provided for the conversion of $25.0 million of outstanding term loan obligations into newly issued shares of Series A Convertible Preferred Stock, (2) required the payment of a $1.0 million amendment closing fee, and (3) modified certain financial covenants, including a minimum unrestricted cash balance of $1.5 million, minimum quarterly consolidated EBITDA of $1.0 million for the quarters ended September 30, 2025 and December 31, 2025 and $0.5 million for each quarter thereafter, maximum consolidated total leverage ratio of 3.50 to 1.00 for the quarter ended June 30, 2026 and 3.25 to 1.00 for each quarter thereafter and minimum fixed charge coverage ratio of 1.25 to 1.00 for the quarter ended June 30, 2026 and 1.50 to 1.00 for each quarter thereafter. The Seventh Amendment also established a $25.0 million exit fee due upon redemption in full of the newly issued preferred stock with reduction in the amount of the exit fee outstanding for any amounts redeemed or converted. As Lafayette Square did not grant the Company a concession and the terms of the Seventh Amendment were not substantially different, the Seventh Amendment was accounted for prospectively as a modification and no gain or loss was recognized. The shares of Series A Convertible Preferred Stock were recognized at fair value of $21.4 million upon issuance (see Note 4 – Stockholders’ Deficit and Stock-Based Compensation) and the Company established the new effective interest rates based on the carrying value of the modified debt. The difference between the fair value of the shares of Series A Convertible Preferred Stock and the

Exhibit 99.1
carrying value of the existing debt converted into Series A Convertible Preferred Stock is reflected as a debt premium. As of September 30, 2025 and December 31, 2024, $3.2 million and $0, respectively, of debt premium are netted against debt in the condensed consolidated balance sheets.
On September 8, 2025, the Company and Lafayette Square entered into the Eighth Amendment (the “Eighth Amendment”) to the 2021 Credit Facility which among other things, Lafayette agreed to make a term loan in the principal amount equal to $3.8 million (the “Eighth Amendment Term Loan”) to repay in full the outstanding amounts owed under the Credit Agreement (as defined below). The Eighth Amendment also provided for a $0.1 million interest reserve and a less than $0.1 million amendment fee. The maturity date of the Eighth Amendment Term Loan is October 30, 2025 which was extended to October 30, 2026 on November 10, 2025. The Eighth Amendment was accounted for prospectively as a modification and no gain or loss was recognized. The Company established the new effective interest rate based on the carrying value of the modified debt.
At the Company’s option, the Company may at any time prepay the outstanding principal balance of the 2021 Credit Facility in whole or in part, without fee, penalty or premium other than the $3.0 million exit fee due at maturity or prepayment, as defined under the Sixth Amendment. The obligations under the 2021 Credit Facility are secured by senior, first-priority liens on all or substantially all assets of the Company. Additional deferred financing costs of $1.2 million and $0 were incurred during the nine months ended September 30, 2025 and 2024, respectively. Unamortized deferred financing costs as of September 30, 2025 and December 31, 2024 were $3.6 million and $4.2 million, respectively. Unamortized debt discount related to the interest reserve pursuant to various amendments to the Company’s credit facility as of September 30, 2025 and December 31, 2024 was $0.1 million and $1.7 million, respectively. Accrued and unpaid interest was $0.8 million and less than $0.1 million as of September 30, 2025 and December 31, 2024, respectively. Unamortized debt premium was $3.2 million and $0 as of September 30, 2025 and December 31, 2024, respectively.
Subsequent to the end of the period ended September 30, 2025, on October 14, 2025, the Company and Lafayette Square entered into the Ninth Amendment (the “Ninth Amendment”) to the 2021 Credit Facility which among other things, (1) provided for the conversion of $10.0 million of outstanding term loan obligations, including the $3.0 million exit fee established by the Sixth Amendment, into 10,000 newly issued shares of Series A Convertible Preferred Stock, (2) required the payment of a $3.5 million amendment closing fee at maturity, (3) modified certain financial covenants, including a minimum unrestricted cash balance of $0.45 million, minimum quarterly consolidated EBITDA of ($0.625 million) and ($1.921 million) for the fiscal quarters ended December 31, 2025 and March 31, 2026 and minimum quarterly sell-side revenue of $2.5 million, $2.5 million and $5.0 million for the fiscal quarters ended December 31, 2025, March 31, 2026 and thereafter, respectively, (4) requires prepayments when the Company has an aggregate cash balances in excess of $2.5 million, (5) increases the Seventh Amendment exit fee from $25.0 million to $35.0 million and (6) waives any noncompliance with covenants as of September 30, 2025.
Also subsequent to the end of the period ended September 30, 2025, on October 28, 2025, the Company and Lafayette Square entered into the Tenth Amendment (the “Tenth Amendment”) to the 2021 Credit Facility which among other things, allows the Company to request that Lafayette Square exchange and/or convert (each, an “Exchange”), in whole or in part, shares of Series A Convertible Preferred Stock into shares of Class A Common Stock; provided, that Lafayette Square is permitted to decline any such request. The Tenth Amendment provides that the ratio for each Exchange shall be, for each share of Series A Preferred Stock so exchanged, the quotient of (1) the Accumulated Conversion Value (as defined in the Certificate of Designation for the Series A Convertible Preferred Stock) attributable to such share of Series A Preferred Stock, divided by (2) the volume-weighted average price of the Class A Common Stock for the 20-trading day trailing period immediately preceding the delivery of the notice pursuant to the procedures set forth in the Tenth Amendment, rounded down to the nearest whole share. The Company and Lafayette Square also agreed to modify the terms related to the Exit Fee such that the amount of the exit fee outstanding is also reduced for any amounts exchanged pursuant to the Tenth Amendment. Finally, the Tenth Amendment removes the requirement for the Company to make a prepayment of the loans under the 2021 Credit Facility with any proceeds received from the sale of Series A Convertible Preferred Stock and provides for certain other technical amendments to the 2021 Credit Facility to permit the Exchange.

Exhibit 99.1
2023 Revolving Line of Credit - East West Bank
On July 7, 2023, the Company entered into a Credit Agreement (as amended, the “Credit Agreement”) with East West Bank (“EWB”), as lender. The Credit Agreement provides for a revolving credit facility in the principal amount of up to $10.0 million, subject to a borrowing base determined based on eligible accounts, and an up to $5.0 million uncommitted incremental revolving facility. Loans under the Credit Agreement originally matured on July 7, 2025 (the “Maturity Date”), unless the Credit Agreement is otherwise terminated pursuant to the terms of the Credit Agreement.
Borrowings under the Credit Agreement bear interest at a rate per annum equal to the one-month Term SOFR rate and as determined by EWB on the first day of the applicable interest period, plus 0.10%, plus 3.00% per annum (the “Loan Rate”); provided, that, in no event shall the Loan Rate be less than 0.50% of the Loan Rate effective as of the date of the Credit Agreement nor more than the maximum rate of interest allowed under applicable law. Upon an event of default under the Credit Agreement, the outstanding principal amounts of any advances will accrue interest at a rate per annum equal to the Loan Rate plus five percent (5%), but in no event in excess of the maximum rate of interest allowed under applicable law.
At the Company’s option, the Company may at any time prepay the outstanding principal balance of the Credit Agreement in whole or in part, without fee, penalty or premium. All accrued but unpaid interest on outstanding advances under the Credit Agreement are payable in monthly installments on the last day of each monthly interest period until the Maturity Date when the then-outstanding principal balance of the advances and all accrued but unpaid interest thereon becomes due and payable. The obligations under the Credit Agreement are secured by all or substantially all of the borrowers’ assets.
Prior to entering into the Third EWB Amendment as defined below, the Company was required to maintain compliance at all times with financial covenants with varying threshold levels by quarter for fixed charge coverage ratio, total funded debt-to-EBITDA ratio and a liquidity covenant. Revolving Credit Availability was defined as an amount such that the ratio of the value of eligible accounts to the aggregate amount of all outstanding advances under the credit agreement at such time is not less than 2.0 to 1.0. Additionally, the amounts outstanding under the Credit Agreement exceeded the Company’s borrowing base as of June 30, 2024 by $0.5 million which was addressed in the Third EWB Amendment, requiring a $1.0 million principal payment on the outstanding loans under the Credit Agreement as of the date of the Third EWB Amendment.
On October 15, 2024, with an effective date of June 30, 2024, the Company and EWB entered into the Third Amendment to the Credit Agreement (the “Third EWB Amendment”) which, among other things, (1) provided that the Company make prepayments of the outstanding principal balance of the Credit Agreement of $1.0 million upon execution of the Third EWB Amendment, $1.0 million on or before January 15, 2025 and $2.0 million on or before April 15, 2025, (2) required the Company to file a registration statement with the SEC to establish an equity line of credit offering on or before October 31, 2024 and to use commercially reasonable efforts to cause such registration statement to become effective, (3) required the net proceeds of a potential equity line of credit to be applied to the outstanding principal balance under the Credit Agreement in an amount that would cause the ratio of the value of eligible accounts to the aggregate amount of revolving credit advances to be not less than 1.00 to 1.00, (4) required the consent of EWB prior to the ability of the Company to make certain restricted payments, including cash dividends, (5) required the Company to make additional prepayments in the amount by which the outstanding loans under the Credit Agreement exceed the borrowing base between the calendar months ending November 30, 2024 and April 15, 2025 in an amount of $1.0 million, and (6) replaced the financial covenants under the Credit Agreement, effective as of June 30, 2024, with varying threshold levels by quarter for minimum trailing twelve months EBITDA, minimum liquid assets, maximum total funded debt to EBITDA leverage ratio, minimum fixed charge coverage ratio and revolving credit availability. The Third EWB Amendment was accounted for as a modification. In connection with the Third EWB Amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
On December 27, 2024, the Company and EWB entered into the Waiver and Fourth Amendment (the “Fourth EWB Amendment”) to Credit Agreement. Under the terms of the Fourth EWB Amendment, among other things, (1) the Company made prepayments on the revolving credit notes under the Credit Agreement equal to $5.0 million,

Exhibit 99.1
consisting of (a) $4.0 million from the proceeds of the Sixth Amendment Term Loan and (b) $1.0 million as the Company’s out-of-pocket prepayment, (2) such prepayments were used to permanently reduce the commitment under the Credit Agreement to $5.0 million, (3) the financial covenants under the Credit Agreement were amended to implement a minimum unrestricted cash requirement of $750,000 at all times and to remove the minimum EBITDA covenant; and (4) EWB waived certain existing events of default related to the prior minimum EBITDA covenant. Additionally, the Company is required to provide to EWB a weekly cash flow forecast, prepared on a cumulative, weekly roll forward basis through a thirteen (13) week projection period. The Fourth EWB Amendment was accounted for as a modification. In connection with the EWB Amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
On July 17, 2025, the Company entered into the Fifth Amendment (the “Fifth EWB Amendment”) to the Credit Agreement, dated as of July 17, 2025 but effective as of July 7, 2025 which extended the maturity date of the Credit Agreement from July 7, 2025 to July 31, 2025 and extended the repayment date of any outstanding loans and advances, including any principal, interest or fees with respect thereto, from July 7, 2025 to July 31, 2025. In connection with the extension of the maturity date, the Company agreed to pay a $50,000 extension fee and agreed to pay additional interest on any loans at the existing loan rate plus 5% per annum between July 7, 2025 and July 31, 2025.
On August 5, 2025, the Company entered into that certain Sixth Amendment (the “Sixth EWB Amendment”) to the Credit Agreement, dated as of August 5, 2025 but effective as of July 31, 2025 which extended the maturity date of the Credit Agreement from July 31, 2025 to August 31, 2025 (the “revised maturity date”) and extended the repayment date of any outstanding loans and advances, including any principal, interest or fees with respect thereto, from July 31, 2025 to the revised maturity date. In connection with the extension of the maturity date, the Company agreed to make a principal payment in an amount equal to $0.2 million to reduce the outstanding loan balance by August 15, 2025.
On September 8, 2025, the Company used the proceeds of the Eighth Amendment (as defined above) to repay in full the outstanding loans, fees and other obligations of $3.6 million under the Credit Agreement and to terminate the Credit Agreement and release the liens in favor of EWB under the Credit Agreement. The Credit Agreement provided for a revolving credit facility in the principal amount of up to $5.0 million, subject to a borrowing base determined based on eligible accounts. At the time of termination, the $5.0 million principal amount revolving credit facility under the Credit Agreement was not open for advances. The Company did not incur any termination penalties as a result of the repayment and termination of the Credit Agreement.
U.S. Small Business Administration Loans
Economic Injury Disaster Loan
In 2020, the Company applied and was approved for a loan pursuant to the Economic Injury Disaster Loan (“EIDL”), administered by the U.S. Small Business Administration (“SBA”). The Company received the loan proceeds of $0.2 million on June 15, 2020. The loan bears interest at a rate of 3.75% and matures on June 15, 2050. Installment payments, including principal and interest, of less than $0.1 million began monthly on December 15, 2022. Each payment will first be applied to pay accrued interest, then the remaining balance will be used to reduce principal. The loan is secured by substantially all assets of DDH LLC.

Exhibit 99.1
Overall
As of September 30, 2025, future minimum payments related to long-term debt are as follows (in thousands):

Remaining 2025	$3,804
2026	12,366
2027	3
2028	3
2029	4
Thereafter	136
Total	16,316
Add debt premium	3,151
Less current portion	(4,931)
Less deferred financing cost	(3,626)
Less debt discount	(93)
Total long-term debt, including debt premium, net of current portion, deferred financing cost and debt discount	$10,817
Note 4 — Stockholders’ Deficit and Stock-Based Compensation
Stockholders’ Equity
Following the completion of the Organizational Transactions, DDH LLC’s limited liability company agreement was amended and restated to, among other things, appoint the Company as the sole managing member of DDH LLC and effectuate a recapitalization of all outstanding preferred units and common units into (i) economic nonvoting units of DDH LLC held by the Company and, through their indirect ownership of DDM, the Company’s Chairman and Chief Executive Officer and President, and (ii) noneconomic voting units of DDH LLC, 100% of which are held by the Company. During the nine months ended September 30, 2025, members of DDM tendered 23,500 of its limited liability company units to the Company in exchange for newly issued shares of Class A Common Stock of the Company on a one-for-one basis. In connection with these exchanges, an equivalent number of the holder’s shares of Class B Common Stock were cancelled. As of September 30, 2025, DDM held 174,100 shares of Class B Common Stock.
The Company is authorized to issue 160,000,000 shares of Class A Common Stock, par value $0.001 per share, 20,000,000 shares of Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Subsequent to the end of the period ended September 30, 2025, on October 13, 2025, the Company’s stockholders approved an increase in the number of authorized shares of Class A Common Stock from 160,000,000 to 760,000,000, which became effective upon filing of a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation on November 5, 2025.
In connection with the Company’s initial public offering of units (“Units”), each consisting of (i) one share (subject to adjustment for the Company’s 55-to-1 reverse stock split) of its Class A Common Stock and (ii) one public warrant (subject to adjustment for Company’s 55-to-1 reverse stock split) entitling the holder to purchase one share of its Class A Common Stock at an exercise price of $302.50 per share, the Company issued to the underwriters of the offering a unit purchase option to purchase (i) an additional 2,545 Units at a per Unit exercise price of $363.00, which was equal to 120% of the public offering price per Unit sold in the initial public offering, and (ii) underwriter warrants to purchase 381 shares of Class A Common Stock at a per warrant exercise price of $0.66, which was equal to 120% of the public offering price per warrant sold in the offering. A group of underwriters exercised 1,272 Units and 190 underwriter warrants in November 2023. At September 30, 2025 and December 31, 2024, 1,272 Units and 190 underwriter warrants were outstanding while there were no public warrants outstanding as of September 30, 2025 and December 31, 2024.

Exhibit 99.1
The underwriter warrants had a fair value of $0 that was calculated using the Black-Scholes option-pricing model and were equity classified. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 1.94% based on the applicable U.S. Treasury bill rate, (2) expected life of 5 years, (3) expected volatility of approximately 66% based on the trading history of similar companies, and (4) zero expected dividends.
Equity Reserve Facility
On October 18, 2024, the Company entered into a Share Purchase Agreement (as amended, the “Purchase Agreement” and the facility as a whole, the “Equity Reserve Facility”) with New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”), and subsequently entered into an amendment with New Circle on October 24, 2025 (the “Amendment”) pursuant to which New Circle has committed to purchase, subject to certain limitations, up to $100 million (the “Total Commitment”) of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”). Under the applicable Nasdaq rules, the Company was not permitted to issue to New Circle under the Purchase Agreement more than 19.99% of the shares of all classes of the Company’s common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtained stockholder approval to issue shares of its Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by New Circle for all shares of the Company’s Class A Common Stock, if any, that the Company elected to sell to New Circle under the Purchase Agreement equaled or exceeded certain minimums permitted under the rules of the Nasdaq Stock Market. The purchase price of the shares that may be sold to New Circle under the Purchase Agreement is based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. On December 27, 2024 and October 13, 2025, the Company’s stockholders approved the issuance and sale of up to 154,545 and 909,090 shares, respectively, above the Exchange Cap to New Circle under the Purchase Agreement.
As consideration for New Circle’s irrevocable commitment to purchase shares of the Company’s Class A Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company paid New Circle structuring and legal fees of less than $0.1 million. In addition, the Company issued 1,141 shares of the Company’s Class A Common Stock to New Circle in October 2024, and an incremental 1,818 shares of the Company’s Class A Common Stock on October 24, 2025 in connection with the Amendment. The Company sold 28,727 shares of the Company’s Class A Common Stock for $3.0 million during the year ended December 31, 2024. During the nine months ended September 30, 2025, the Company sold 177,442 shares of the Company’s Class A Common Stock for $5.9 million. During the nine months ended September 30, 2025, the Company incurred incremental issuance costs, which were expensed in the condensed consolidated statements of operations, given the nature of the Equity Reserve Facility.
The Purchase Agreement will automatically terminate on the earliest of (i) the 36-month anniversary of the Purchase Agreement, (ii) the date on which New Circle shall have made payment to the Company for Class A Common Stock equal to the Total Commitment or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction that would prohibit any of the transactions contemplated by the Purchase Agreement goes into effect. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle so long as (a) there are no outstanding purchase notices under which our Class A Common Stock have yet to be issued and (b) the Company has paid all amounts owed to New Circle pursuant to the Purchase Agreement. The Company and New Circle may also agree to terminate the Purchase Agreement by mutual written consent.
Series A Convertible Preferred Stock
Pursuant to the terms of the Seventh Amendment and pursuant to authority expressly vested in the Company’s board of directors as set forth in the Company’s Amended and Restated Certificate of Incorporation, on August 8, 2025, the Board authorized and the Company filed the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation’) with the Secretary of State of the State of Delaware, which established the Series A Convertible Preferred Stock in the amount of $25.0 million. The Certificate of Designation sets forth the rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock. Capitalized terms not otherwise defined in this item shall have the meanings given to such terms in the Certificate of Designation. The

Exhibit 99.1
Series A Convertible Preferred Stock is not redeemable outside of the Company’s control and is therefore classified in permanent equity as of September 30, 2025.
The following is a summary of key terms of the Series A Convertible Preferred Stock:
Designation and Amount. The number of shares so designated as Series A Convertible Preferred Stock is 25,000. The Series A Preferred Stock have a par value of $0.001 per share and a stated value of $1,000 per share of Series A Preferred Stock (the “Conversion Value”), which shall be increased for any accrued and unpaid dividends.
Dividends. The shares of Series A Convertible Preferred Stock carry a cumulative dividend, compounded quarterly at a dividend rate of ten percent (10%) per annum.
Ranking. The Series A Preferred Stock will be senior to the Company’s Common Stock and all other series or classes of stock and equity securities of the Company that do not expressly rank senior to, or that are not pari passu with, the Series A Preferred Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Voting Right and Protective Provisions: Subject to certain limitations described in the Certificate of Designation, the Series A Preferred Stock is voting stock with holders entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock basis. In addition, the Certificate of Designation provides for certain protective provisions for holders of Series A Convertible Preferred Stock, which apply at any time when at least 12,525 shares of Series A Convertible Preferred Stock are outstanding. Such provisions include: restrictions on modification of the rights of the Series A Convertible Preferred Stock; restrictions on liquidation events; or changes to the number of members of the Company’s board of directors.
Conversion. At the option of the holder thereof, each share of Series A Convertible Preferred Stock shall be convertible into the number of Conversion Shares equal to the Accumulated Conversion Value, as defined in the Certificate of Designation, divided by $137.50 per share of Class A Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), rounded down to the nearest whole share.
Liquidation. In the event of any Liquidation, the holders of shares of Series A Convertible Preferred Stock then outstanding will be entitled to be paid out ahead of lower ranked securities and at an amount per share equal to (a) if such event occurs on or prior to October 15, 2025, one and one/fourth times (1.25x) the Accumulated Conversion Value thereof and (b) if such event occurs after October 15, 2025, three times (3.00x) the Accumulated Conversion Value thereof with ratable distribution if assets are not sufficient to pay out at Accumulated Conversion Value.
On October 14, 2025, pursuant to the terms of the Ninth Amendment, an additional $10.0 million of Series A Preferred Stock was created. On October 28, 2025, Lafayette Square exchanged 1,319 shares of Series A Convertible Preferred Stock for 68,192 shares of Class A Common Stock pursuant to the Tenth Amendment to the 2021 Credit Facility.
Noncontrolling Interest
Direct Digital Holdings, Inc. is the sole managing member of DDH LLC, and consolidates the financial results of DDH LLC but does not own all the economic interests in DDH LLC. Therefore, Direct Digital Holdings, Inc. reports a noncontrolling interest (“NCI”) based on the common units of DDH LLC held by DDM. While Direct Digital Holdings, Inc. retains its controlling interest in DDH LLC, changes in its ownership interest in DDH LLC are accounted for as equity transactions. As such, future redemptions or direct exchanges of LLC Units by DDM will result in a change in ownership and reduce or increase the amount recorded as noncontrolling interest and increase or decrease additional paid-in capital when DDH LLC has positive or negative net assets, respectively.
Stock-Based Compensation Plans
In connection with the initial public offering, the Company adopted the 2022 Omnibus Incentive Plan (“2022 Omnibus Plan”) to facilitate the grant of equity awards to the Company’s employees, consultants and non-employee directors. The Company’s board of directors reserved 63,636 shares of Class A Common Stock for issuance in

Exhibit 99.1
equity awards under the 2022 Omnibus Plan. On June 9, 2025, the Company’s stockholders approved an amendment to the 2022 Omnibus Plan to increase the number of shares issuable by 72,727 shares. Information on activity for both the stock options and RSUs is detailed below.
During the nine months ended September 30, 2025 and 2024, the Company recognized $1.1 million and $0.8 million, respectively, of total stock-based compensation expense in the condensed consolidated statement of operations in compensation, taxes and benefits.
Stock Options
Options to purchase shares of common stock vest annually on the grant date anniversary over vesting periods of one to three years and expire 10 years following the date of grant. The following table summarizes the stock option activity under the 2022 Omnibus Plan during the nine months ended September 30, 2025:

	Stock Options
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2024	6,107	$136.95	7.78	$—
Granted	10,934	$53.90	9.34	$—
Exercised	—	$—	0	$—
Forfeited and expired	(622)	$70.40	0	$—
Outstanding at September 30, 2025	16,419	$84.15	8.49	$—
Vested and exercisable at September 30, 2025	5,116	$125.95	6.88	$—
As of September 30, 2025, unrecognized stock-based compensation of $0.3 million was related to 11,303 of unvested stock options which will be recognized on a straight-line basis over a weighted-average vesting period of 0.92 years.
Restricted Stock Units
RSUs generally vest annually on the grant date anniversary over vesting periods of one to three years. A summary of RSU activity during the nine months ended September 30, 2025 and related information is as follows:

	Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested - December 31, 2024	4,704	$154.00
Granted	16,843	$52.80
Vested	(3,911)	$117.70
Forfeited	(936)	$138.60
Unvested - September 30, 2025	16,700	$64.90
The majority of vested RSUs were net share settled such that the Company withheld shares with a value equivalent to the employees’ obligation for the applicable income and other employment taxes. The total shares withheld were 1,111 (including 444 sold as of September 30, 2025) and were based on the value of the RSUs on their respective vesting dates as determined by the Company’s closing stock price. As of September 30, 2025, there was unrecognized stock-based compensation of $0.6 million related to unvested RSUs which will be recognized on a straight-line basis over a weighted average period of 0.82 years.

Exhibit 99.1
Note 5 — Tax Receivable Agreement and Income Taxes
Tax Receivable Agreement
The Company’s TRA with DDH LLC and DDM (together, the “TRA Holders”) provides for payment by the Company to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes or is deemed to realize in certain circumstances. The Company retains the benefit of the remaining 15% of these net cash savings.
The TRA liability is calculated by determining the tax basis subject to the TRA (“tax basis”) and applying a blended tax rate to the basis differences and calculating the resulting impact. The blended tax rate consists of the U.S. federal income tax rate and assumed combined state and local income tax rate driven by the apportionment factors applicable to each state. Any taxable income or loss generated by the Company will be allocated to TRA Holders in accordance with the LLC Agreement and the TRA, and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations will be made. Pursuant to the Company’s election under Section 754 of the Code in 2022, the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC interests are redeemed or exchanged by the members of DDH, LLC. During the nine months ended September 30, 2025, members of DDM exchanged 23,500 Class B shares into Class A shares.
The Company has recorded a liability related to the tax receivable agreement of less than $0.1 million as of September 30, 2025 and December 31, 2024. The Company has recorded a deferred tax asset of $0 as of September 30, 2025 and December 31, 2024 which is net of a valuation allowance. Payments of $0 were made during the nine months ended September 30, 2025 and 2024. The payments under the TRA will not be conditional on holder of rights under the TRA having a continued ownership interest in either DDH LLC or the Company. The Company may elect to defer payments due under the TRA if the Company does not have available cash to satisfy its payment obligations under the TRA. Any such deferred payments under the TRA generally will accrue interest from the due date for such payment until the payment date. The Company accounts for any amounts payable under the TRA in accordance with ASC Topic 450, Contingencies, and recognizes subsequent period changes to the measurement of the liability from the TRA in the condensed consolidated statement of operations as a component of income before taxes. For the nine months ended September 30, 2025 and 2024, $0 and $5.2 million were recorded as income in other income (expense), net for such change.
The term of the TRA commenced upon completion of the initial public offering and will continue until all tax benefits that are subject to the TRA have been utilized or expired, unless the Company exercises its right to terminate the TRA. If the Company elects to terminate the TRA early (or it is terminated early due to changes in control), the obligations under the TRA would accelerate and the Company would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by the Company under the TRA.
Income Taxes
Through the Organizational Transactions completed in February 2022, the Company formed an Up-C structure which allows DDM to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership for U.S. federal income tax purposes. Under the Up-C structure, the Company is subject to corporation income tax based on the ownership. The components of income tax expense are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Income tax expense	$—	$6,606	$—	$6,132
Effective income tax rate	—%	2884.7%	—%	(85.1%)
The effective tax rates were lower than the statutory tax rates for the three and nine months ended September 30, 2024 primarily due to recording a valuation allowance against deferred taxes. The effective tax rates were different from the statutory rates for the nine months ended September 30, 2025 primarily due to the Company’s partnership loss that is not subject to federal and state taxes and recording a valuation allowance against deferred taxes.

Exhibit 99.1
The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. In the normal course of business, the Company can be examined by various tax authorities, including the Internal Revenue Service in the United States. There are currently no federal or state audits in process. The Company analyzes its tax filing positions in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. Federal and various states returns for the years ended December 2023 and 2022 remain open as of September 30, 2025. The Company evaluates tax positions taken or expected to be taken in the course of preparing an entity’s tax returns to determine whether it is “more-likely-than-not” that each tax position will be sustained by the applicable tax authority. As of September 30, 2025 and December 31, 2024, the Company had no uncertain tax positions. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.
On July 4, 2025, new tax legislation commonly referred to as the One Big Beautiful Bill Act (“OBBBA”), was enacted effectively extending certain provisions of the 2017 Tax Cuts and Jobs Act, including adjusting a number of provisions that were subject to sunsets, phase-outs, or phase-ins. While most of the changes made by OBBBA are effective in future tax years, some of its provisions are effective in the current tax year. We are currently evaluating the impact of OBBBA on our consolidated financial statements, but do not expect them to materially affect the Company.
Note 6 — Related Party Transactions
Up-C Structure
In February 2022, the Company completed an initial public offering of its securities, and through the Organizational Transactions, formed an Up-C structure, which is often used by partnerships and limited liability companies and allows DDM, a Delaware limited liability company indirectly owned by Mark Walker (“Walker”) and Keith Smith (“Smith”), to retain its equity ownership in DDH LLC and to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass-through” entity, for U.S. federal income tax purposes. DDM holds economic nonvoting LLC Units in DDH LLC and holds noneconomic voting equity interests in the form of the Class B Common Stock in Direct Digital Holdings (See Note 4 — Stockholders’ Deficit and Stock-Based Compensation). One of the tax benefits to DDM associated with this structure is that future taxable income of DDH LLC that is allocated to DDM will be taxed on a pass-through basis and therefore will not be subject to corporate taxes at the entity level. Additionally, DDM may, from time to time, redeem or exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis. The Up-C structure also provides DDM with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. If the Company ever generates sufficient taxable income to utilize the tax benefits, DDH expects to benefit from the Up-C structure because, in general, the Company expects cash tax savings in amounts equal to 15% of certain tax benefits arising from such redemptions or exchanges of DDM’s LLC Units for Class A Common Stock or cash and certain other tax benefits covered by the TRA.
The aggregate balance of tax receivable liabilities as of September 30, 2025 and December 31, 2024, is as follows (in thousands):

	September 30, 2025	December 31, 2024
Liability related to tax receivable agreement
Short term	$41	$41
Total liability related to tax receivable agreement	$41	$41
Lafayette Square
As a result of the Seventh Amendment between the Company and Lafayette Square in which debt owed to Lafayette Square was converted to Series A Convertible Preferred Stock, Lafayette Square became a related party to the Company. The condensed consolidated financial statements have been updated to reflect the reclassification of the relevant term loans from long-term debt to related-party long-term debt, and corresponding reclassifications

Exhibit 99.1
were also made to the current portion of long-term debt and accrued liabilities to reflect the related party relationship.
Note 7 — Segment Information
Revenue by business segment is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sell-side advertising	$641	$2,202	$5,153	$33,001
Buy-side advertising	7,343	6,873	21,133	20,204
Total revenues	$7,984	$9,075	$26,286	$53,205
Operating (loss) income by business segment reconciled to (loss) income before income taxes is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sell-side advertising (1)	$(1,105)	$(873)	$(2,800)	$536
Buy-side advertising (2)	1,066	1,349	3,773	3,490
(Loss) income from reportable segment operations	(39)	476	973	4,026
Corporate office expenses	(4,961)	(247)	(16,109)	(11,232)
(Loss) income before income taxes	$(5,000)	$229	$(15,136)	$(7,206)
_________________
(1)For the three months ended September 30, 2025, sell-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $0 in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the three months ended September 30, 2024, sell-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $0 in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the nine months ended September 30, 2025, sell-side segment contained $0.1 million in depreciation and amortization of property, equipment and software, $0 in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the nine months ended September 30, 2024, sell-side segment contained $0.1 million in depreciation and amortization of property, equipment and software, $0 in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net.
(2)For the three months ended September 30, 2025, buy-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $0.5 million in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the three months ended September 30, 2024, buy-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $0.5 million in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the nine months ended September 30, 2025, buy-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $1.5 million in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the nine months ended September 30, 2024, buy-side segment contained $0.1 million in depreciation and amortization of property, equipment and software, $1.5 million in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net.
Total assets by business segment are as follows (in thousands):

	September 30, 2025	December 31, 2024
Sell-side advertising	$2,454	$3,755
Buy-side advertising	17,195	18,664
Assets from reportable segment operations	19,649	22,419
Corporate office	2,886	3,587
Total assets	$22,535	$26,006

Exhibit 99.1
Note 8 — Net Loss Per Share
The Company has two classes of common stock, Class A and Class B, and one class of preferred stock, Series A Convertible Preferred Stock. The holders of Series A Convertible Preferred Stock are contractually entitled to receive a cumulative dividend, whether or not declared. In calculating the net loss attributable to Class A shareholders, the numerator for basic and diluted EPS is adjusted for the impact of the contractual amount of dividends payable to holders of Series A Convertible Preferred Stock. Neither shares of the Company’s Class B Common Stock nor the Company’s Class A Convertible Preferred Stock share in the earnings or losses attributable to Direct Digital Holdings, Inc. and are therefore not participating securities. The following table sets forth the computation of the Company’s basic and diluted net loss per share (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss attributable to Class A shareholders and Series A preferred stockholders	$(2,680)	$(2,690)	$(7,284)	$(4,055)
Less: net income allocated to Series A preferred stockholders	363	—	363	—
Net loss allocated to Class A shareholders	$(3,043)	$(2,690)	$(7,647)	$(4,055)

Weighted average common shares outstanding - basic and diluted	233	68	179	66
Net loss per common share, basic and diluted	$(13.01)	$(39.01)	$(42.68)	$(60.82)
The following weighted-average outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Series A convertible preferred stock	105	—	35	—
Class B Common Stock	187	198	193	198
Options to purchase common stock	16	6	14	7
Restricted stock units	17	5	15	7
Total excludable from net loss per share attributable to common stockholders - diluted	325	209	257	212
Note 9 — Commitments and Contingencies
Litigation
We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. As of the date hereof, except as set forth below, we are not a party to any material legal or administrative proceedings nor are there any proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. On May 10, 2024, the Company was the subject of a defamatory article / blog post. In connection with this post, one of the Company’s sell-side customers paused its connection to the Company while the allegations were investigated. This customer reconnected the Company on May 22, 2024 and sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024. The Company is actively working with its partners to achieve prior volume levels. In May 2024, the Company, as plaintiff, filed a lawsuit against the author of the defamatory article. On March 5, 2025, the United States District Court for the District of Maryland denied the defendant’s motion to

Exhibit 99.1
dismiss in its entirety. The Company has filed a motion to dismiss counterclaims which is currently pending. The Company will continue to vigorously pursue its claims and rights and any defenses against counterclaims. The Company cannot make any predictions about the final outcome of this litigation matter or the timing thereof.
On May 23, 2024, an alleged stockholder, purportedly on behalf of the persons or entities who purchased or acquired publicly traded securities of the Company between April 2023 and March 2024, filed a putative class action against the Company, certain of our officers and directors, and other defendants in the U.S. District Court for the Southern District of Texas, alleging violations of federal securities laws related to alleged false or misleading disclosures made by the Company in its public filings. On July 9, 2024, another alleged stockholder filed a similar securities class action against the Company, certain of our officers and directors, also in the Southern District of Texas. The two actions have been consolidated. Each of these complaints seeks unspecified damages, plus costs, fees, and attorneys’ fees. On August 7, 2025, the district court granted the Company’s motion to dismiss in full and with prejudice. The lead plaintiff has since appealed that dismissal and has filed an opening brief which was due to the court on November 3, 2025. The Company cannot make any predictions about the final outcome of this matter or the timing thereof but believes that plaintiffs’ claims lack merit and intends to vigorously defend these lawsuits.
Contingent Liability for Exit Fee
As further described in Note 3 - Long Term Debt, the Seventh Amendment, Ninth Amendment and Tenth Amendment established an Exit Fee of up to $35.0 million due to Lafayette Square upon the redemption in full of the Series A Preferred Stock with reductions in the amount of the Exit Fee outstanding for any amounts of the Series A Preferred Stock redeemed, converted or exchanged.
The timing and occurrence of a full redemption are uncertain and may be indefinite. Accordingly, management has concluded that payment of the Exit Fee is not probable as of the reporting date and that the ultimate amount of any such payment cannot be reasonably estimated. As a result, no liability has been recorded in the accompanying condensed consolidated financial statements. The maximum potential amount of the Exit Fee that could be payable is $35.0 million. The Company will reassess the likelihood and amount of any Exit Fee obligation in future periods as facts and circumstances change.
Operating Leases
During the nine months ended September 30, 2025 and 2024, the Company incurred fixed rent expense associated with operating leases for real estate of $0.2 million. The Company did not have any finance leases, short-term leases nor variable leases over this time period. During the three and nine months ended September 30, 2025 and 2024, the Company had the following cash and non-cash activities associated with leases (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow for operating leases	$68	$71	$200	$142
Non-cash changes to the operating lease ROU assets and operating lease liabilities:
Additions and modifications to ROU asset obtained from new operating liabilities	$—	$—	$52	$200
The weighted-average remaining lease term and discount rate for the Company’s operating leases is 3.9 years and 8.3%, respectively, as of September 30, 2025. The weighted-average remaining lease term and discount rate for the Company’s operating leases is 4.8 years and 8.3%, respectively, as of September 30, 2024.

Exhibit 99.1
The future payments due under operating leases as of September 30, 2025 are as follows (in thousands):

2025	$68
2026	278
2027	282
2028	180
2029	185
Thereafter	31
Total undiscounted lease payments	1,024
Less effects of discounting	(143)
Less current lease liability	(215)
Total operating lease liability, net of current portion	$666
Note 10 — Property, Equipment and Software, net
Property, equipment and software, net consists of the following (in thousands):

	Useful Life (Years)	September 30, 2025	December 31, 2024
Furniture and fixtures	5	$153	$138
Computer equipment	3	20	20
Leasehold improvements	15	66	43
Capitalized software	3	702	702
Property, equipment and software, gross		941	903
Less: accumulated depreciation and amortization		(777)	(562)
Total property, equipment and software, net		$164	$341
The following table summarizes depreciation and amortization expense related to property, equipment and software by line item for the three and nine months ended September 30, 2025 and 2024 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of revenue	$41	$41	$125	$125
General and administrative	29	26	90	80
Total depreciation and amortization	$70	$67	$215	$205
Note 11 — Intangible Assets, net
The Company records amortization expense on a straight-line basis over the life of the identifiable intangible assets related to an acquisition in September 2020. For the three months ended September 30, 2025 and 2024, amortization expense of $0.5 million and for the nine months ended September 30, 2025 and 2024, amortization expense of $1.5 million was recognized. As of September 30, 2025 and December 31, 2024, intangible assets net of accumulated amortization was $8.3 million and $9.7 million, respectively.

Exhibit 99.1
As of September 30, 2025, intangible assets and the related accumulated amortization, weighted-average remaining life and future amortization expense are as follows (in thousands):

	September 30, 2025
	Weighted-Average	Original	Accumulated	Net
	Remaining Life (Years)	Amount	Amortization	Total
Customer Lists	5.0	$13,028	$(6,514)	$6,514
Trademarks and tradenames	5.0	3,501	(1,750)	1,751
Non-compete agreements	0.0	1,505	(1,505)	—
Total intangible assets, net		$18,034	$(9,769)	$8,265

	December 31, 2024
	Weighted-Average	Original	Accumulated	Net
	Remaining Life (Years)	Amount	Amortization	Total
Customer Lists	5.8	$13,028	$(5,537)	$7,491
Trademarks and tradenames	5.8	3,501	(1,488)	2,013
Non-compete agreements	0.8	1,505	(1,279)	226
Total intangible assets, net		$18,034	$(8,304)	$9,730

Total
2025	$412
2026	1,653
2027	1,653
2028	1,653
2029	1,653
Thereafter	1,241
Total future amortization expense	$8,265